                                                                    EXHIBIT 10.8




                                    AGREEMENT

                                     between

                            CHAUTAUQUA AIRLINES, INC.

                                       and

                                   THE PILOTS

                                in the service of

                            CHAUTAUQUA AIRLINES, INC.

                              as represented by the

                     INTERNATIONAL BROTHERHOOD OF TEAMSTERS

--------------------------------------------------------------------------------

This Agreement is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between Chautauqua Airlines, Inc. (hereinafter known as the "Company") and the pilots in the service of the Company, as represented by the International Brotherhood of Teamsters (hereinafter known as the "Union").

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

ARTICLE                       TITLE

ARTICLE 1         RECOGNITION AND SCOPE

ARTICLE 2         DEFINITIONS

ARTICLE 3         COMPENSATION

ARTICLE 4         EXPENSES

ARTICLE 5         MOVING EXPENSES

ARTICLE 6         SCHEDULING

ARTICLE 7         VACANCIES

ARTICLE 8         PAID DAYS OFF

ARTICLE 9         SENIORITY

ARTICLE 10        TRAINING

ARTICLE 11        REDUCTION IN FORCE OR FURLOUGH

ARTICLE 12        LEAVES OF ABSENCE

ARTICLE 13        PHYSICAL STANDARDS

ARTICLE 14        INSURANCE AND OTHER BENEFITS

ARTICLE 15        TRANSFER TO SUPERVISORY DUTY

ARTICLE 16        MISCELLANEOUS FLYING

ARTICLE 17        NOTICES TO PILOTS

ARTICLE 18        GRIEVANCE PROCEDURE

ARTICLE 19        SYSTEM BOARD OF ADJUSTMENT

ARTICLE 20        UNION MEMBERSHIP

ARTICLE 21        UNIFORMS

ARTICLE 22        NEW EQUIPMENT

ARTICLE 23        GENERAL

ARTICLE 24        HOURS OF SERVICE

ARTICLE 25        DURATION


                            ****************************
Letter of Agreement 1        Dornier 328 Base Protection
Letter of Agreement 2        Retroactive Pay
Letter of Agreement 3        Centralized Basing
Letter of Agreement 4        One Time System Bid
Letter of Agreement 5        Red Circle Pay Rates For Certain 0-19 Seat Captains
Letter of Agreement 6        Vacation Week Bidding

                            ****************************

APPENDIX A              SEGMENT TIMES

                                    ARTICLE 1

                              RECOGNITION AND SCOPE

A.    National Mediation Board Certification

      Pursuant to the certification by the National Mediation Board in Case No. R-6199, dated July 30, 1993, the Company hereby recognizes the International Brotherhood of Teamsters, Airline Division, as the duly designated and authorized representative of the pilots in the employ of the Company for the purposes of the Railway Labor Act, as amended.

B.    Purpose of Agreement

      The purpose of this Agreement is in the mutual interest of: the Company, the Union, and the pilots in the employ of the Company; to provide for the operation of the Company under methods which will further, to the fullest extent possible: the safety of air transportation, the efficiency of operation, and the continuation of employment of pilots under conditions of reasonable working conditions and proper compensation, and maintain profitability of the carrier. It is recognized to be the duty of the Company, the Union, and the pilots to cooperate fully for the attainment of these purposes.

C.    Sole Agreement

      This Agreement shall supersede all existing or previously executed agreements by and between the Company and the Union or any other labor organization or individual with respect to the rates of pay, rules, or working conditions specifically covered by the provisions of this Agreement in accordance with the provisions of the Railway Labor Act, as amended. Any and all subsequent agreements between the parties shall be reduced to writing, signed by their authorized representatives, and become a part of this Agreement.

D. Whenever the words "pilot(s)," "employee(s)," or "crew member(s)" are used in this Agreement, they designate and refer to only such pilots as are covered by this Agreement. It is further recognized that whenever in this Agreement pilots or jobs are referred to in either the masculine or feminine gender, it shall be understood to mean both male and female pilots. It is further understood that there shall be no discrimination by either party against any pilot who is now, or may become, subject to the terms of this Agreement because of age, race, sex, color, religion, national origin, handicap or disability.

E. Except as otherwise provided in this Agreement, all present and future revenue flying (including that international flying which originates or terminates within the United States or its possessions) and all charters, ferry flights (not including ferry flights of newly-acquired aircraft prior to being placed in revenue service), training flights, test flights, (except test flights assigned to management), or other utilization of Company owned or leased aircraft, performed in and for the service of Chautauqua Airlines, Inc. shall be performed by pilots on the Pilots' System Seniority List in accordance with the terms and conditions of this Agreement or any other applicable agreement between Chautauqua Airlines, Inc. and the International Brotherhood of Teamsters, Airline Division.

F. Nothing in this Agreement shall prevent the Company from acquiring, establishing or merging with any other carrier. In the event of such acquisition, establishment or merger, the following will apply:

      1. The Company will not acquire or establish another air carrier (alter ego or otherwise) to replace any present or future flying performed in and for the service of Chautauqua Airlines, Inc. or to avoid the terms and conditions of this Agreement;

            a. The Company will not transfer any aircraft necessary to operate the Chautauqua system to any other carrier either it or its parent controls.

      2. If the Company acquires or merges with another air carrier (except as may be agreed pursuant to paragraph F.2.d., below) flying operations are not consolidated or merged until the seniority lists of the two pilot groups are integrated in accordance with Sections 3 and 13 of the Allegheny-Mohawk Labor Protective Provisions; and

            a. The respective pilot collective bargaining agreements (if applicable) are merged into one (1) agreement as the result of negotiations between the Union and the Company. If a fully merged agreement is not executed within six (6) months from the date a final and binding integrated pilot system seniority list is issued, the parties shall jointly submit outstanding issues to binding interest arbitration; and

            b. The Company and the Union meet to negotiate an appropriate fence agreement pending the merger.

            c. No pilots within the bargaining unit on the date of acquisition or merger of another company which employs pilots or has a lease agreement for pilots will be reduced in status or lose any income or employee benefits as a result of such acquisition or merger.

            d. All other terms and conditions of this Agreement remain in full force and effect unless changes are mutually agreed to between the Union and the Company.

            e. Paragraphs a., b., c. and d., above, shall be applicable until paragraph F.2., above, is resolved.

      3. This Agreement is binding upon any successors and assigns of the parties hereto, unless or until changed in accordance with the provisions of the Railway Labor Act, as amended.

      4. The Company will not enter into any dry lease or wet lease agreement, or contract with or for any other carrier or entities (government, military or commercial) without mutual agreement with the Union.

            a. No pilot within the bargaining unit will be reduced in status or lose any income or employee benefits while discussions are taking place.

            b. The Union will not disagree to a dry lease when such dry lease is for the sole purpose of leasing out excess aircraft owned or leased by the Company. No aircraft dry leased to another carrier or entity will be operated into or out of any cities where the Company operates. Such dry lease will not result in the reduction in status or the furlough of any Chautauqua pilot in cases where the dry lease provides a profit to the Company. At the request of the Union it may review the actual dry lease documents.

                                    ARTICLE 2

                                   DEFINITIONS

A. "Block-to-block" means the elapsed time starting with the removal of the chocks or other restraining devices from the wheels of the aircraft when the aircraft first moves for the purpose of flight under its own power and ending when the chocks or other restraining devices are replaced.

B. "Captain" means a pilot who is in command and who is responsible for the manipulation of, or who manipulates, the flight controls of an aircraft while under way, including takeoffs and landings of such aircraft, and who is qualified to serve and holds a currently effective airman's certificate or type rating authorizing him to serve as such a pilot.

C. "Charter" means an off-line or on-line revenue passenger flight that is not a regularly scheduled flight. Extra sections are not considered charter flights.

D. "Check Airmen" means those pilots who are designated at the sole discretion of the Company and are authorized by the FAA to conduct line checks.

E. "Company Check Airman" means instructor and check pilots who are designated at the sole discretion of the Company and are authorized by the FAA to instruct, train, conduct proficiency checks and line checks, but who do not occupy management positions. Such pilots are to be considered line pilots and are covered by this Agreement.

F. "Date of Hire" means a pilot's first day of pilot training by the Company after the pilot becomes an employee of the Company.

G. "Day" means the time commencing at 0001 and ending at 2400 based on local time.

H.    "Day Off" means a day free from all duty required by the Company.

I. "Deadhead" means the time spent by a pilot in traveling from one point to another at the direction of the Company, either for duty or returning from duty.

J. "Domestic" means the forty-eight (48) contiguous states and the District of Columbia.

K.    "Domicile" means a geographical location where a pilot is based.

L. "Duty Time" means the time a pilot is on duty commencing when a pilot is required to report or actually reports, whichever is later, for duty and ending at release from duty.

M. "First Officer" means a pilot who is second in command and who is responsible for the manipulation of, or who manipulates, the flight controls of an aircraft while under way, including takeoffs and landings of such aircraft, and who is qualified to serve and holds a currently effective airman's certificate or type rating authorizing him to serve as such a pilot.

N.    "Flight Time" means block-to-block time.

O. "Hot Reserve" means a period of time when a pilot is required to be on reserve at an airport location designated by the Company.

P. "International" means any point or area outside of the forty-eight (48) contiguous states and the District of

      Columbia.

Q. "Longevity" means the period of time a pilot has actively served as a pilot.

R. "Month" means that period of time from and including the first day of, and including the last day of, each calendar month of the year except that, for pay and scheduling purposes, January, February, and March will each be a thirty (30) day month through the addition of January 31 and March 1 to the month of February. In a leap year, February will be a thirty-one (31) day month.

S. "Operational reasons" shall mean actions taken by the Company after careful planning and analysis, and not arbitrarily or capriciously. Examples of such reasons shall include, but are not limited to, the following: 1. To avoid a potential flight delay, 2. To avoid a potential flight cancellation, and 3. To fulfill FAA/Regulatory requirements.

T. "Pilot" means an employee of the Company whose name appears on the pilot seniority list.

U. "Probationary period" means a pilot's first thirteen (13) months of active service (exclusive of furlough or leave of absence) with the Company from date of hire or until completion of his first annual recurrent checkride. If a pilot upgrades to Captain during the probationary period, his probation will end upon completion of the upgrade checkride.

V.    "Rescheduled" means a change to the pilot's original scheduled assignment.

W.    "Seniority" means the length of service as a pilot with the Company.

X. "Shift" means a single flight assignment that does not include a rest period.

Y. "Supervisory Pilot" means a pilot designated by the Company to be responsible for managing pilots and administering Company policy.

Z. "Trip" means a flight or series of flights that are paired together and may include one or more duty periods.

AA. "Vacancy" means a position(s) in a particular status, equipment and domicile in excess of the number of pilots already in that status, equipment and domicile.

BB. "Wet Lease" means an agreement with another air carrier in which the Company provides an aircraft and crew to the other air carrier.

                                    ARTICLE 3

                                  COMPENSATION

A. Pilots will be paid for flight time based upon status and longevity in accordance with the hourly rates below. In computing hours for pay purposes, the actual time flown or the scheduled block time, whichever is greater, will be used.


      CAPTAIN 0-19 Seat Turbo-prop
      ----------------------------

                  11-01-98    11-01-99    11-01-00
                  --------    --------    --------
      Year
      ----
      1           26.28       26.94       27.61
      2           27.75       28.44       29.15
      3           29.40       30.14       30.89
      4           31.07       31.85       32.64
      5           32.72       33.54       34.38
      6           34.10       34.95       35.83
      7           35.23       36.11       37.01
      8           35.75       36.64       37.56
      9           36.28       37.19       38.12
      10          36.88       37.80       38.75


      CAPTAIN 20-37 SEAT TURBO-PROP
      -----------------------------

                  11-01-98    11-01-99    11-01-00
                  --------    --------    --------
      Year
      ----
      1           36.71       37.63       38.57
      2           38.61       39.58       40.56
      3           40.00       41.00       42.03
      4           42.00       43.05       44.13
      5           43.82       44.92       46.04
      6           45.39       46.52       47.69
      7           46.75       47.92       49.12
      8           48.63       49.85       51.09
      9           49.68       50.92       52.20
      10          50.87       52.14       53.45
      11          52.15       53.45       54.79
      12          53.10       54.43       55.79
      13          53.94       55.29       56.67


      CAPTAIN 50-59 Seat Turbojet
      ---------------------------

                  11-01-98    11-01-99    11-01-00
                  --------    --------    --------
      Year
      ----

      1           48.50       49.71       50.96
      2           49.96       51.21       52.49
      3           51.45       52.74       54.05
      4           53.00       54.33       55.68
      5           54.59       55.95       57.35
      6           56.22       57.63       59.07
      7           57.55       58.99       60.46
      8           59.35       60.83       62.35
      9           61.20       62.73       64.30
      10          63.08       64.66       66.27
      11          64.98       66.60       68.27
      12          66.93       68.60       70.32
      13          68.95       70.67       72.44
      14          71.05       72.83       74.65
      15          72.75       74.57       76.43


      CAPTAIN 37-49 Seat Turbojet
      ---------------------------

                  11-01-98    11-01-99    11-01-00
                  --------    --------    --------
      Year
      ----
      1           42.20       43.25       44.33
      2           43.47       44.55       45.67
      3           44.76       45.88       47.03
      4           46.11       47.26       48.44
      5           47.49       48.68       49.90
      6           48.91       50.13       51.39
      7           50.07       51.32       52.60
      8           51.63       52.93       54.25
      9           53.24       54.58       55.94
      10          54.88       56.25       57.66
      11          56.53       57.95       59.39
      12          58.23       59.68       61.18
      13          59.99       61.49       63.02
      14          61.81       63.36       64.94
      15          63.29       64.87       66.50


      FIRST OFFICER - All Turbo-prop Aircraft
      ---------------------------------------

                  11-01-98    11-01-99    11-01-00
                  --------    --------    --------
      Year
      ----
      1           19.00       19.48       19.96
      2           22.00       22.55       23.11
      3           23.50       24.09       24.69
      4           25.25       25.88       26.53
      5           26.00       26.65       27.32
      6           27.00       27.68       28.37


      FIRST OFFICER - All Turbojet Aircraft
      -------------------------------------

                  11-01-98    11-01-99    11-01-00
                  --------    --------    --------
      Year
      ----
      1           19.00       19.48       19.96
      2           22.00       22.55       23.11
      3           30.50       31.26       32.04
      4           31.50       32.29       33.09
      5           32.50       33.31       34.15
      6           33.50       34.34       35.20


B.    Pay Procedures

      1. Pilots will be paid on a bi-monthly basis, i.e., twenty-four (24) pay periods per year.

      2. Pilots will be paid on the fifteenth (15th) and the last day of each month. If the fifteenth (15th) or the last day of each month falls on a Saturday or Sunday, pilots will be paid on the preceding Friday. The pay check on the fifteenth (15th) of the month will adjust for any additional amounts owed the pilot from the previous month.

      3. A pilot will be paid at his option by direct deposit into an account for that pilot at a financial institution of the pilot's choice.

      4. Clerical pay errors involving fifty dollars ($50.00) or more shall be reconciled within five (5) working days after the error is verified. Errors of less than fifty dollars ($50.00) will be reconciled in the next pay check following verification.

C. The minimum monthly guarantee will be seventy-five (75) hours at the pilot's hourly rate, except that a Captain who is subject to the 0-19 seat "red circle" as per Letter of Agreement 5 will have an eighty (80) hour guarantee. A pilot who is unavailable for part of a month will have his guarantee prorated (except for paid vacation or paid sick leave).

D. A pilot who is called to the airport and assigned to flight or reserve duty and actually flies on a scheduled day off will be compensated at the greater of four (4) hours for the trip or his actual flight time for the trip in addition to his monthly guarantee or other flight pay accrued. This paragraph does not apply to a pilot assigned on one of his minimum days off who has that day restored.

E.    Training Pay

      1. A pilot who attends a day of recurrent training or checks will be paid and credited with four (4) hours of flight pay for up to six
            (6) days in any calendar year.

      2. If the Company elects to use any method of training such as "home study" to comply with FAA requirements, a pilot will be paid and credited with one (1) hour of flight pay for every two (2) hours of FAA-approved training credit earned in home study.

      3.    Line checks and IOE will be paid in accordance with Article 3.A.

      4. A pilot in training will be paid no less than the appropriate minimum monthly guarantee.

F. A pilot who performs management-related functions, e.g., Check Airman duties, will be paid additional compensation as determined by the Company.

G. For purposes of this Article, scheduled block times will be determined by using the average of historic enroute (block-to-block) times between city pairs by type of equipment and are attached hereto as "Appendix A."

      1. Scheduled block times will be reviewed by a joint Company/Union Scheduling Committee every six (6) months using the prior twelve
            (12) months average to determine whether any adjustments are to be made.

      2. Adjustments will be made only when the average varies from the established scheduled block time by seven and one-half percent (7.5%), or more, plus or minus.

      3. When a new route is established for which no scheduled block time has been computed in accordance with this Article, the initial scheduled block time will be established based upon the marketing time for that segment. After one hundred and twenty (120) days of operation, the scheduled block time will be reviewed.

      4. Non-scheduled flights on routes where no established scheduled block time exists will be credited on the basis of actual (block-to-block) flight time.

      5. "Tests," "Attempts" and "Diverted" flights will be paid on the basis of actual (block-to-block) flight time. Taxi time not associated with a flight will be credited at the rate of two tenths (0.2) hours of flight pay.

      6. Data necessary for an accurate and complete review of scheduled block times will be made available to the Company/Union Scheduling Committee. After the Union representatives have had an opportunity to review the data, the Company will meet with those representatives upon request, at a mutually agreeable time, to resolve any questions or disputes. Members of the Company/Union Scheduling Committee will not disclose any confidential or proprietary information provided pursuant to this paragraph.

H. A pilot holding a Captain's position shall be compensated for all hours flown at the applicable Captain's rate. A Captain-qualified First Officer who flies as Captain shall be compensated for those hours at the applicable Captain rate of pay.

I. If a pilot is required to deadhead, he shall be credited with fifty percent (50%) of the scheduled block time for such flight. If required to deadhead via surface transportation, he shall be credited with fifty percent (50%) of driving time based upon AAA mileage at 50 MPH. A day consisting solely of deadhead to or from a flight assignment shall be considered a workday.

J. A pilot called in for drug testing on a scheduled day off shall be compensated two (2) hours of flight pay.

K. If a pilot is displaced by the Company from his flight due to training, to accomplish training for another pilot, or for any other reason, he may be reassigned another flight on the same day(s) as his original schedule, however, he shall be credited for the flight time on his original scheduled flight or the reassigned flight whichever is greater.

L. If a pilot is requested to report early, such pilot will be paid at the rate five dollars ($5.00) per hour, or fraction thereof, prorated for all hours on duty prior to his originally scheduled report time.

M. A pilot who is awarded a higher paying position and becomes qualified to perform duties in the higher paying position will be paid the higher rate upon completing his training, including initial operating experience.

N. A pilot who is assigned to flight duty or reserve on any of the below listed holidays will receive four (4) hours of flight pay in addition to his monthly guarantee or flight pay accrued for that month.

            New Year's Day                Labor Day
            Thanksgiving                  Memorial Day
            Christmas                     Independence Day

                                    ARTICLE 4

                                    EXPENSES

A. The Company will furnish guaranteed suitable single room lodging for a pilot who is scheduled to layover at a location for legal rest while on flying or training duty away from his permanent domicile. A pilot who is assigned to a continuous duty overnight away from domicile with a scheduled break of five (5) hours or more, block-in to block-out, will be provided lodging at the Company's expense.

B. When lodging is required in accordance with paragraph A., above, the Company will provide transportation to and from such lodging to the airport or training site, as applicable. If no eating facilities are available within walking distance of the lodging, transportation to and from an eating facility will be provided.

C. The Company will make prompt inquiries into complaints related to deterioration of service at any facility which has been approved for layovers. Prompt remedial action will be taken in those cases where investigation affirms a deterioration of service.

D. In lieu of reimbursement for meals and incidental travel expenses, pilots will be paid a per diem allowance of $1.25 per hour for time away from domicile in connection with flight duty, training or on-premise reserve, commencing at report for duty at domicile and ending upon release from duty at domicile. Effective twelve (12) months after date of signing, the per diem allowance will be increased to $1.30, and effective twenty-four
      (24) months after date of signing, the per diem allowance will be increased to $1.35.

E. When a pilot agrees to drive his personal vehicle at the request of the Company, he will be allowed $.31 per mile point-to-point and return. A pilot will not be required to drive his personal vehicle.

F. At domicile or another location of the pilot's choice where free parking is not available, the Company will pay for the cost of the parking while the pilot is performing duty. The Company will not be required to pay for parking at more than one (1) location per pilot. Pay for parking at a location other than the pilot's domicile shall be required only when such employee parking is available and only to the extent of what the parking would have cost at the pilot's domicile.

G. The Company will provide travel on a booked basis when a pilot is deadheading on-line between the pilot's domicile and the point of his assigned duty.

H. The Company will reimburse each pilot for the cost of passports or visas or any airport government charges incurred in traveling on Company business.

I. When, due to irregular operations, special assignments, etc., a pilot incurs lodging or transportation expenses, he will be reimbursed upon presentation of receipts for such expenses, provided he requests and receives advance approval for such expenses.

                                    ARTICLE 5

                                 MOVING EXPENSES

A. Successful vacancy bidders, pilots moving to a domicile upon initial employment, and pilots making domicile swaps shall pay their own moving expenses.

B. The Company will pay for moving expenses when a pilot is required by the Company to change his permanent domicile. A pilot displaced as a result of a reduction in schedules, domicile closure, equipment change or relocation of a domicile shall be considered transferred at the Company's request.

C. When the Company is required to pay moving expenses, the move must be coordinated with the Flight Department. Moving expenses must be submitted within thirty (30) days after incurring the expenses. Moving expenses other than automobile mileage and meals must be verified by receipts. The Company will not be responsible for any damages incurred during moving. The Company will not be responsible for paying any expenses under this Article after one (1) year from the date the pilot reports to the new domicile.

D.    Moving expenses paid by the Company will include the following:

      1. When the pilot moves himself, the rental truck or trailer, packing materials, insurance, and one hundred dollars ($100.00) to offset other costs.

      2. When a professional mover is used, actual moving expenses for household goods and effects up to a maximum of one thousand two hundred (1,200) cubic feet or eight thousand (8,000) pounds, packing materials, shipping and insurance coverage, but excluding packing and unpacking and extra insurance coverage and storage.

      3. When personal automobile transportation is used by the pilot and his immediate family, the Company will reimburse the pilot at the rate of $.31 per mile using the most direct AAA routing between domiciles for up to two (2) automobiles.

      4. The Company will reimburse a pilot for meals and lodging for the pilot and his immediate family for the time required to travel to the domicile up to five (5) days. A pilot will be removed from trips which conflict with the time allowed for travel. A day of travel shall be considered a minimum of three hundred fifty ( 350) miles by the most direct AAA mileage. The daily allowance for meals shall be twenty-two dollars ($22.00) per day for the pilot, twenty-two dollars ($22.00) per day for the spouse traveling with the pilot, and twelve dollars ($12.00) per day for each dependent traveling with the pilot.

      5. If a lease is broken as a result of moving to a new domicile and a penalty is incurred, the Company will pay such penalty not to exceed one (1) month's rent.

      6. The Company will pay up to two hundred dollars ($200.00) for termination and hook-up of utilities (excluding deposits) including: gas, electric utilities, telephone and cable television, which result from a move to a new domicile.

      7. The Company will pay moving expenses only for actual moves of a pilot's primary residence. If a pilot elects not to move his primary residence, the Company will pay the pilot two hundred dollars ($200.00) which need not be verified by receipts. To qualify for moving expenses under this Article, the pilot must move to a location within thirty-five (35) miles of the new domicile.

E.    When the Company is required to pay moving expenses, nothing in this
      Article is intended to prevent the Company and the pilot from agreeing to an amount to be paid to the pilot in lieu of the expenses set forth in this Article.

F. The Company's liability for moving expenses under this Article shall not exceed five thousand dollars ($5,000.00).

                                    ARTICLE 6

                                   SCHEDULING

A.    Scheduling Committee

      The Union will establish a Scheduling Committee which will meet with the Company for the purpose of facilitating the efficient operation of this Article. The Scheduling Committee will be given reasonable access to non-confidential information regarding aircraft flows, block time reports, scheduled training, checkrides, vacations and leaves of absence. The Scheduling Committee may submit recommendations to the Company. When conflicts between the schedule and FARs or this Agreement are verified, the Company will take immediate action, if practicable, to resolve such conflicts.

B.    Bidding and Awarding of Monthly Schedules

      1. Bid packages will be made available to all pilots at each domicile at or before 1700 hours on the second Friday of each month.

      2. A pilot must bid on an approved format submitted to Crew Scheduling by U.S. mail, overnight express, facsimile, electronically, if available, or any other means mutually agreed upon.

      3. A pilot must submit his bid by 1700 hours on the Tuesday following the second (2nd) Friday of each month.

      4. The initial bid award will be made available to pilots by 1700 hours on the third (3rd) Friday of each month.

      5. Pilots who were initially awarded or assigned reserve or build-up lines may bid among themselves for such lines after they are constructed. Such lines will be made available to such pilots at the time of the initial bid award. Bids must be submitted by 1700 hours on the Sunday following the third Friday of each month.

      6. The final bid award, which will include the final award of build-up and reserve lines, will be posted no later than 1200 hours on the fourth Thursday of each month.

      7. All eligible pilots may bid for lines based upon their position. All bids shall be awarded in accordance with seniority. Awards will be published in each domicile.

      8. The Company shall make only the necessary adjustments to awarded lines to correct errors and to provide for the month-to-month interface period, vacation, training, minimum days free from duty and approved leaves.

      9.    Eligibility to Bid

            a. A pilot attending initial, transition, or upgrade training (from the beginning of ground school to completion of IOE) will not bid a schedule for the month, except when the ground school is scheduled to begin after the fifteenth (15th) of the month; in such cases, the pilot will bid a schedule for the month, and all trips that conflict with the training will be dropped.

            b. A pilot not eligible to bid will receive his schedule at the same time as all other pilots.

            c. A pilot will not bid in a month where he is scheduled for leave (other than paid sick leave or vacation) in excess of fifteen (15) days of the month.

            d. Pilots who have been on an approved leave will provide the Company with documentation regarding the termination of the leave. If the pilot will be available for more than fifteen
                  (15) days of the month, the pilot will be eligible to bid.

      10. A pilot failing to make a sufficient number of bids, failing to meet the deadline, or submitting a bid form that is either unsigned, incomplete or illegible, will be assigned the highest unbid numerical line at the pilot's domicile after all bidders' preferences have been awarded. If more than one pilot fails to bid, they will be assigned remaining lines in numerical order based on their seniority.

      11. A pilot who will be on vacation or leave of absence when bid packages are distributed may provide the Company with a prepaid, pre-addressed overnight delivery envelope in which case the Company will forward a copy of the bid package to such pilot using such envelope. A pilot who is sent a bid package by such method may submit his bid via fax pursuant to Company directions.

C.    Contents of the Bid Package

      1.    Bid packages will contain:

            a. All known trip series arranged in regular lines except the Company may withhold up to five percent (5%) of known flying.

            b. An anticipated number of reserve lines, if any, which will be blank.

            c. An anticipated number of buildup lines, if any, which will be blank.

            d.    All known training (inclusive of dates).

            e.    All awarded and available vacation time.

            f.    Flight and duty times.

            g.    Report and release times.

            h.    RON information, including hotels, ground transportation, etc.

            i. A list of pilots who are due for recurrent training or checkrides and dates for recurrent ground schools, if known.

            j.    A list of pilots eligible to bid in each domicile.

            k.    A list of pilots due for medicals.

      2. The Company will create as many hardlines as practical for a given domicile, attempting insofar as practicable to offer a variety of bid lines. Hardlines will contain the following:

            a. A planned sequence of trips with intervening days off, arranged in a schedule for the month.

            b.    No reserve duty or charters.

            c.    Days off at domicile.

            d. Up to ninety (90) scheduled hours of block time. However, the Company may seek the concurrence of the Union Scheduling Committee Chairman or Union to exceed this limit. Such concurrence shall not be unreasonably withheld.

            e.    No out of domicile trips.

      3.    Build-up lines

            a. Buildup lines shall be blank when published in the bid package and subsequently constructed from trips and/or series of trips that become available as a result of vacation awards, training, checkrides, leaves of absence and trips that are not in hardlines. Buildup lines will also contain days off and may contain reserve days.

            b. Buildup lines will contain up to ninety (90) scheduled hours of block time. However, the Company may seek the concurrence of the Union Scheduling Committee Chairman or Union to exceed this limit. Such concurrence shall not be unreasonably withheld.

            c. The Company will construct build-up lines with as many in domicile trips as practicable.

            d.    Build-up lines may contain charters.

            e. Reserve days and out of domicile trips may be built into the build-up lines.

            f. If the number of build-up lines is less than anticipated, additional reserve lines will be constructed and assigned to those pilots able to hold build-up lines.

            g. The Company will conduct a secondary bid among pilots awarded blank build-up lines to award the constructed build-up lines.

            h. The Company will create as many build-up lines as practicable in a given domicile.

      4.    Reserve lines

            a. Reserve lines will be blank when published in the bid package and subsequently constructed to show reserve days and days off.

            b.    When constructed, reserve lines will contain:

                  (i)   Intervening periods of availability and days off;

                  (ii)  As many in domicile days as practicable;

                  (iii) Out of domicile reserve days, if available, and
                        associated deadhead; and

                  (iv)  Type of reserve.

            c. The Company will conduct a secondary bid among pilots awarded blank reserve lines to award reserve lines that show reserve days and days off.

D.    Month-to-Month Interface Period

      1. The interface period shall consist of the first three (3) days of the month. During this time, Crew Scheduling may adjust bid lines for those pilots whose lines are in conflict with the previous month's schedule, including FAR conflicts.

      2. A pilot may be assigned an AVL ("available") day(s) during the interface period.

            a. If assigned an AVL day, the pilot must contact Crew Scheduling after 1900 domicile time on the evening prior to the AVL day for assignment.

            b.    An AVL day cannot become a reserve shift or charter.

            c. If not assigned a specific flight assignment, the AVL day will be converted to a day off.

E.    Reserve Duty

      1. For the purposes of calculating days off, a reserve day will be considered a day of work.

      2. A reserve pilot will not be required to start an on-call period with less than the minimum rest required by Article 24.

      3. A reserve pilot will not be scheduled to be on call in excess of twelve (12) hours in a day. A reserve pilot may not be assigned to a flight assignment that is scheduled to exceed fourteen (14) hours after reporting for duty at the airport.

      4. A pilot on reserve may be scheduled for hot reserve duty for up to twelve (12) hours, including any on call and scheduled flight assignments.

      5. A pilot on reserve will be subject to a one and one-half (1.5) hour call out unless assigned to a domicile where a shorter call out time has been mutually agreed upon between the Company and the Union. A pilot will make every effort to report earlier.

      6. The Company may, in its discretion, release a pilot from reserve earlier than scheduled.

      7. A pilot on reserve may use a "pager" at his expense. However, the pilot is solely responsible for ensuring the quality of service of the pager, and any malfunction of a pager is solely the responsibility of the pilot. The pilot is also solely responsible for ensuring that he remains within the pager's calling area.

      8. A pilot on reserve will respond to a telephone message or page from the Company within twenty (20) minutes, and such time will be included in the call out time required in paragraph E.5., above. Once a pilot receives an assignment, he is no longer responsible to be available for contact prior to such assignment until report time.

      9. A pilot on reserve who is assigned a RON that extends into a day off will be given the option of receiving day off pay pursuant to
            Article 3.D. or having that day off restored in the current or following month. The Company will not make such assignment if there is another reserve available in the domicile and calling out such reserve will not delay the flight.

F.    Assignment of Open Time

      1. Open time which remains after the construction of buildup lines and open time which subsequently becomes available during the month will be assigned in the following order, provided that such assignment shall not conflict with FARs or any other provision of this
            Agreement:

            a. Assign to a reserve pilot in domicile (the Company may opt to skip such pilot); then

            b. Award to any other pilot, on a first-come, first-served basis, who volunteers for open time;

                  then

            c. Assign to a supervisory pilot (the Company may opt to skip such pilot); then

            d.    Assign to a reserve pilot in domicile; then

            e. Assign to a reserve pilot from another domicile (the Company may opt to skip such pilot).

      2.    The Company will make reasonable efforts to post open time.

G.    Displacement

      1. If more than one (1) pilot is assigned to the same trip, the senior pilot will have the choice of flying the trip or not. The pilot not flying the trip will either be reassigned to a trip or released from duty for the remainder of the trip and will be credited with the greater of the value of the trip originally assigned or the trip to which he is reassigned.

      2. If a pilot is displaced from his assignment by another pilot at the Company's direction for the purpose of training or IOE, the pilot who is displaced will either be reassigned to a trip or released from duty for the remainder of the day and will be credited with the greater of the value of the trip originally assigned or the trip to which he is reassigned.

      3. If a pilot is displaced from a trip because of minimum experience between a Captain and a First Officer being paired together, the pilot who is displaced will either be reassigned to a trip or released from duty for the remainder of the day and will be credited with the greater of the value of the trip originally assigned or the trip to which he is reassigned.

H.    Rescheduling for Operational Reasons

      1.    Reserve Pilots

            A pilot holding a reserve line may be rescheduled within the limitations of Articles 6 and 24.

      2.    Hardline and Buildup Lineholders

            After the publication of the final award, a pilot holding a hardline or build-up line may be rescheduled for operational reasons. However, any rescheduled trip must remain within the date(s) of the original trip, regardless of when the rescheduling occurs or how many times the pilot is rescheduled. Rescheduling must be within the limitations of Articles 6 and 24. A pilot scheduled for a single day trip will not be rescheduled for a multi-day trip.

      3.    Regular and Build-up Lineholders on Reserve

            If a regular or build-up lineholder has been removed from a trip, or a portion thereof, and Crew Scheduling has no immediate assignment for the pilot, he may be placed on reserve (subject to Article 6.E.5.) during the time of the original trip. Such pilot shall not be placed on hot reserve. If a pilot is placed on reserve pursuant to this paragraph, he will be paid the greater of his actual or scheduled flight time during such period of reserve.

I.    Trip Trades

      1. Trip trade requests must be in writing, signed by both pilots and received by Crew Scheduling no later than forty-eight (48) hours prior to the date of the earliest trip being traded. Crew Scheduling may waive the forty-eight (48) hour requirement.

      2.    A pilot may participate in up to five (5) trades each month.

      3.    Trip trade requests may be for a partial or an entire trip.

      4. Trip trades must not violate FARs or any provision of this Agreement. Crew Scheduling may require a buffer equivalent to the buffer(s) used to construct the lines of time at any time when there is any potential for illegality under the FARs or this Agreement. If all of the provisions of this Article are met, the trade will be approved. If a trade is disapproved, the pilot will be advised, upon request, of the reasons for the denial.

      5. Pilots on reserve may trade one (1) reserve day for another, subject to approval by Crew Scheduling.

      6. A pilot who loses time from his schedule because of a trip trade which causes him to fall below his minimum monthly guarantee will have his minimum monthly guarantee adjusted.

      7. Crew Scheduling will approve or reject a trip trade request within seven (7) days after it is received, but no later than twenty-four
            (24) hours before the report time for the earliest trip being traded. Crew Scheduling may waive this requirement. Trip trades are approved when the pilot obtains confirmation from Crew Scheduling. If Crew Scheduling implements a system of trip trade approval notification involving electronic, faxed, or other similar means of notification to the pilot's domicile, the trip trade will be considered approved when such notification is posted electronically or by hard copy.

      8. At Company discretion, a pilot may drop trips into open time with a corresponding reduction of the pilot's monthly guarantee.

J.    Continuous Duty Overnights

      1.    Pure CDO lines

            a. A pilot on a pure CDO line will be scheduled for no more than four (4) consecutive CDOs.

            b. A pilot on a pure CDO line will be scheduled for a minimum of two (2) consecutive days off after three (3) consecutive CDOs and three (3) consecutive days off after four (4) consecutive CDOs.

            c. CDO trips in pure CDO lines will be scheduled with a minimum of five (5) hours of ground time, block in to block out. If less than four (4) hours of ground time is realized, a pilot must have twelve (12) hours off duty during his next scheduled rest period.

      2. Except for pure CDO lines, all other hardlines will be scheduled for no more than two (2) blocks of up to three (3) consecutive CDOs in a month.

      3.    A CDO trip will not be scheduled for more than five (5) legs.

      4. CDO trips will terminate and the pilot will be released upon first arrival at the domicile following the

            CDO period.

      5. A pilot will not be required to participate in training without his consent during the scheduled ground time on a CDO.

      6. Except for pure CDO lines, CDO trips will be scheduled with a minimum of six (6) hours of ground time, block in to block out (minimum of five (5) hours block in to block out if the scheduled duty time for the CDO is fourteen (14) hours or less). If less than six (6) hours of ground time is realized, a pilot must have twelve
            (12) hours off duty during his next scheduled rest period.

      7. No pilot will be scheduled/rescheduled from a CDO trip to any other trip, other than another CDO, unless he has received the minimum number of days off required by Article 24.D.2.

K.    General

      1. A First Officer who cannot be awarded a bid because of the FAR minimum experience requirements will be awarded another bid in accordance with his seniority.

      2. For the purposes of filling open time or the trading of trips, the individual pilot's experience category will be determined by the amount of hours accumulated as of the time of the awarding or assigning of such open time or the date on which the trip trade is processed.

      3.    A flight scheduled to terminate before 00:00 (midnight) of the first
            (1st) day will be considered to have terminated on the first (1st) day if it terminates no later than 0200 hours local time on the second (2nd) day.

      4. Pilots domiciled outside the United States will be subject to this Agreement.

      5.    A reserve pilot must be assigned in specific equipment.

      6. A pilot will not be required to drive or be driven to an airport as part of a regularly scheduled duty assignment nor will a pilot be required to transport passengers via ground transportation.

      7. All times referred to in this Article are local time at the domicile.

                                    ARTICLE 7

                                    VACANCIES

A.    Standing Bids

      1. Pilots must submit standing bids indicating order of preference for vacancies in status, equipment, and domiciles. The Company may require pilots to submit new or updated standing bids at least thirty (30) days prior to any circumstances that may cause the existing bid file to become outdated (e.g., domicile closures, domicile openings or other substantial operational changes, etc.).

      2. The standing bid file will be maintained by the Company. Standing bids will be available for inspection by any pilot during normal office hours.

      3. A pilot may change his standing bid at any time by submitting a new standing bid to the Company. A pilot must bid on an approved format submitted to the Company by U.S. Mail, overnight express, facsimile, electronically, if available, or any other means mutually agreed upon.

B.    Notice of Vacancy

      1.    The Company will determine when a vacancy exists.

      2. No later than ten (10) days after the Company determines that a vacancy exists, it will post a notice of the vacancy. The notice will specify the status, equipment, and domicile within which each vacancy will occur.

      3. Bidding will close at 1700 hours seven (7) days after the posting of the notice of vacancy.

C.    Awarding and Assignment of Vacancies

      1. Awards will be posted by 1700 hours four (4) days after the closing of the bid.

      2. The Company will not normally post secondary, tertiary, etc., vacancies caused by filling primary vacancies.

      3. Bids for vacancies will be awarded in order of seniority using standing bids on file as of the date bidding is closed.

      4. If no pilot bids a vacancy, the Company may assign a pilot to that vacancy in reverse order of seniority.

      5. The Company will determine the effective date of an award which may be changed provided adequate notice is given and the change is not made for arbitrary reasons. The Company may cancel an award at any time before its effective date.

      6. If a pilot does not require initial, upgrade or transition training, he will fill the vacancy within forty five (45) days after the effective date of the award. If a pilot requires initial, upgrade or transition training, he will be assigned to training not later than sixty (60) days after the effective date of the award.

      7. Once a pilot has successfully completed training, he will fill the vacancy as soon as possible after the effective date of the award. Prior to filling the vacancy, such pilot may be assigned such duties in his former status, equipment and domicile.

D.    Award Restrictions

      1. The Company is not required to award a captain vacancy to a pilot who:

            a.    has not completed the ATP written;

            b.    does not have a current first class medical certificate;

            c.    does not have 2,500 hours total flight time; and,

            d.    does not have 500 hours multi-engine time.

      2. The Company is not required to award a vacancy to a pilot if the vacancy requires initial, upgrade or transition training unless the awarded vacancy has a higher rate of pay.

      3. The Company is not required to award a vacancy to a pilot until at least twelve (12) months of active service after he completes initial, upgrade or transition training for his current position.

      4. Effective date of signing, new hire pilots will be frozen in their seat for a period of twenty-four (24) months of active service, except that they may be awarded an upgrade during such period.

      5. The Company may waive any of the restrictions of this Article on a non-discriminatory basis. The Union will be notified in advance when any of the restrictions are waived.

E.    Domicile Swaps

      Pilots requesting a domicile swap must submit a request in writing to the Company. Approval of a swap is subject to the following:

      1.    No training expense will be incurred by the Company.

      2. The Company will publish the proposed domicile swap for no less than three (3) days. If any pilot who is senior to the junior pilot involved in the proposed swap objects in writing before the end of the three (3) day period, the Company will not grant the requested swap.

      3. If the swap is approved by the Company, it will be approved within fifteen (15) days of the date the Company receives the swap request. The pilots involved in the swap will coordinate the swap with Crew Scheduling.

F.    Temporary Vacancies

      1. A temporary vacancy will be any known vacancy anticipated to exist for less than ninety (90) days.

      2. Temporary vacancies will be filled by qualified pilots holding reserve lines in seniority order system-wide.

      3. Pilots filling temporary vacancies away from their domiciles will be paid per diem and expenses in accordance with this Agreement.

G. All times referred to in this Article are local time at the Company's headquarters.

                                    ARTICLE 8

                                  PAID DAYS OFF

A.    Pilots will accrue PDOs in accordance with the following schedule:


      1.    Years Of          Monthly
            Service           Accrual
            -------           -------

            1                 4.0 hours
            2                 4.33 hours
            3                 4.67 hours
            4                 5.0 hours
            5                 5.33 hours
            6                 5.67 hours
            7                 6.0 hours
            8                 7.0 hours
            9                 7.33 hours
            10                7.67 hours

            PDOs will be charged at four (4.0) hours for each day a PDO is taken.

      2. Pilots must be on active status on or before the fifteenth (15th) day of each month to accrue PDOs for that month.

      3.    At year end unused PDOs may be:

            a.    Cashed in.

            b.    Placed in the PDO Sick Bank.

            c. Up to two times a pilot's annual accrual may be carried over for subsequent use.

B.    PDOs For Annual Vacation

      1. Not later than the 15th day of November, the Company will distribute the annual PDO Request Form for the following calendar year. Annual bids for PDOs must be returned by the 30th day of November. Pilots will be notified of their annual vacation bid award by the 15th day of December. Annual bids have priority over the ensuing monthly requests for PDOs.

      2. Annual vacation bids will be awarded in order of seniority within equipment and status.

      3. Vacation bids must be in full week increments, i.e., seven (7) consecutive days, Monday through Sunday. A pilot may bid only the PDOs that will be accrued as of November 30 of the current year; however, if the pilot's PDO bank drops below the vacation actually bid, the Company may cancel the corresponding amount of vacation (minimum of one (1) week).

      4. Annual vacation bid awards will not be changed except by mutual agreement between the Company and the pilot.

      5. The Company may restrict up to eight (8) weeks during a calendar year in each equipment type during which annual vacation may not be bid. Such a restriction will be imposed only for operational reasons that will be discussed with the Union before being imposed.

      6. No less than seventy-five percent (75%) of accrued PDO's will be made available for the annual vacation bid by equipment type and status.

      7. A pilot who is awarded a vacancy in different equipment after having been awarded annual vacation must rebid his annual vacation from remaining available vacation periods in the awarded equipment type.

      8. Annual vacation periods that are vacated will be made available to other pilots on a first-come, first-served basis.

C.    PDOs For Monthly Vacation

      1. Not later than the 1st day of each month, the Company will accept requests for PDOs in the following month (i.e., requests for a PDO in March must be submitted by February 1). Requests will be on a first-come, first-serve basis. Not later than the 20th day of the month, the Company will post the upcoming month's schedule that will indicate the PDO award for that month.

      2. The Company will award all bids reasonably possible taking into account the needs of the schedule.

D.    PDO Sick Bank

      1. Pilots may elect payment from their PDO Sick Bank up to one-half (1/2) of the minimum monthly guaranteed hours per pay period for furlough, medical, or family leave.

      2. PDO Sick Bank days may be used for personal or family illness and injuries on or off the job.

      3. There is no maximum number of days which can be placed in the PDO Sick Bank. During the month of December, pilots may notify the Company of the number of PDOs to be placed in the PDO Sick Bank.

      4. Old Sick Bank days may be used for unscheduled absences, personal or family illness and injuries on or off the job. Old Sick Bank means the sick time accrued prior to December 5, 1994.

E.    General

      1. Accrued PDOs may be exchanged for pay at the pilot's request. If a pilot elects to be paid for PDOs in lieu of taking time off, he will be paid at his current hourly rate for each PDO exchanged. A maximum of fifteen (15) PDOs may be exchanged each month. A pilot who leaves the employment of the Company will be paid for all PDOs accrued. In the event of a pilot's death, the amount will be paid to his estate.

      2. PDOs will be charged only on days the pilot is scheduled to perform duty for the Company.

      3. One (1) PDO will be charged for each continuous duty overnight (CDO) missed as a result of vacation or sick leave.

                                    ARTICLE 9

                                    SENIORITY

A. A pilot's seniority date, except as hereinafter provided, shall begin on the first day he enters ground school. When two (2) or more pilots enter ground school on the same date, they shall be placed on the seniority list according to their age, i.e., the oldest shall be the most senior number, etc. A pilot's pay shall commence the day the pilot is instructed to report to the Company. All pilots covered by this Agreement shall be full time employees of the Company.

B.    A pilot shall lose his seniority if any of the following occurs:

      1.    Voluntary resignation;

      2.    Justifiable discharge;

      3.    Failure to report at the expiration of a leave of absence;

      4. Failure to report for work after layoff within fourteen (14) days after written registered notice (date of mailing) to the last address appearing on Company records.

      5.    Absent three (3) consecutive working days without reasonable cause.

C. Seniority shall prevail at all times, in matters concerning equipment bids, reductions, recall, base bidding, assignments, upgrades, transitions and vacations, or except as otherwise specified in this Agreement.

D. A current seniority list will be published quarterly (January 1, April 1, July 1 and October 1) and a copy sent to the Union and each of the Union Executive Council Members.

                                   ARTICLE 10

                                    TRAINING

A. The Company will establish, in accordance with the applicable FARs, training requirements for pilots.

B. Pilots assigned to training will be so notified at least three (3) days prior to commencement of training, or unless such notice is waived by the pilot. Pilots assigned to upgrade or transition training shall have a minimum of one (1) calendar day free of duty at his domicile prior to the commencement of training. Further, pilots assigned to upgrade or transition training shall receive forty-eight (48) hours free of all duty prior to their first scheduled revenue flight but in no case later than five (5) calendar days after completion of the flight check. This requirement may be waived by the pilot.

C. Training will not be scheduled for more than six (6) consecutive days followed by twenty-four (24) consecutive hours free of duty.

D. Pilots shall not be required to attend training for more than eight (8) classroom hours a day.

E.    Initial, Upgrade and Transition Training:

      1. Minimum requirements for First Officer to be considered for upgrade training are:

            a.    ATP written passed.

            b.    Current first class medical certificate.

            c.    2500 hours total flight time.

            d.    500 hours Multi Engine time.

            The Company may waive any of the requirements above.

      2. Pilots must successfully pass ground training before progressing to flight training.

      3. Pilots who successfully pass ground and flight training, but fail the first flight check shall be provided additional training and a second flight check. Non-recommendation for a flight check will be considered a failure.

      4. Pilots in a first attempt at initial, upgrade or transition training programs who are unable to complete that program due to failure to pass a second flight check, or are not recommended for a second flight check, shall be treated as follows:

            a. Pilots who are undergoing training for a Captain position will be placed in a position of Company need, retain their seniority number and become eligible to bid after 180 days, provided they can successfully qualify for such position.

            b. Pilots who are undergoing training for a First Officer position will be given a maximum of two (2) additional days of ground training and two (2) additional hours of flight training in order to complete training. If they are unable to complete the training, they, at the Company's discretion, may be terminated.

      5. Pilots entering an initial, upgrade or transition program for a second attempt shall likewise be provided with two (2) opportunities to pass a flight check. Non-recommendation for a flight check will be considered a failure. Pilots who fail to qualify after a second attempt at an initial, upgrade or transition program may, at the Company's discretion, be terminated.

      6. Pilots who re-enter initial, upgrade or transition training for a second attempt may request a substitute to the instructor or check pilot assigned to the flight training. Such requests will be honored if another instructor or check pilot is available.

F.    Recurrent Checks:

      1. Pilots shall take all required flight checks. All flight checks shall be given by an FAA representative or authorized Company check pilot. No flight check will be given subsequent to the pilot being on continuous duty for more than eight (8) hours or during a continuous duty overnight unless the pilot consents.

      2. Pilots shall be given two (2) days advance notice of all flight checks, except for enroute line checks. Crews shall have the right to waive notice.

      3. Pilots who fail to pass any recurrent proficiency flight check shall be given additional training in the areas in which they failed to demonstrate acceptable proficiency within three (3) days if practicable.

      4. The eligibility for additional training or an additional flight check for any pilot who is unable to demonstrate acceptable proficiency after a second flight check shall be at the Company's discretion.

      5. No maneuvers will be required during recurrent flight checks other than those included in the current Chautauqua Airlines Crewmember Training Program and or FARs.

      6. Pilots will be given up to two (2) hours to become familiar with and adapt to the characteristics of a flight simulator before being required to take a proficiency flight check in that simulator.

      7. Pilots who fail to successfully complete a flight check will not receive pay for a maximum of three (3) scheduled days missed while undergoing training and a second flight check.

      8. A representative of the Professional Standards Committee may observe the recurrent proficiency flight check of any pilot who requests such an observation. Such observation shall be without pay; shall not impinge on the observing pilot's rest requirements; and shall not interfere with the conduct of the flight check.

G. No pilot after receiving his first paycheck shall be required to pay for the use of any Company equipment or equipment outside the Company that is required for training.

H. Whenever a pilot fails a simulator or aircraft check ride, oral or written examination, he shall be given additional training. Prior to such training, the pilot may consult with the instructor and a representative of the Professional Standards Committee as to the nature of training desirable.

I. Prior Failures: when a pilot successfully completes an upgrading program to a higher status, prior failures shall no longer be counted against him in subsequent upgrade training. Once a pilot successfully completes transition training from one type to another type in the same status, prior failures shall no longer be counted against him when transitioning to another type in the same status.

J. Equal Training: all pilots will receive equal and like training regarding oral or written examinations except during initial training for new hires or during type qualification as may be required by the FAA.

K. Effective one (1) year from the date of signing of this Agreement no pilot shall be required to maintain qualification on more than one (1) type of equipment. The EMB 145/135 are a common type.

                                   ARTICLE 11

                         REDUCTION IN FORCE OR FURLOUGH

A. The Company will provide at least fourteen (14) days written notice of any force surplus requiring a reduction in the number of pilots in a particular status, equipment or domicile.

B. A pilot holding an award in the surplus status, equipment or domicile will be displaced in inverse order of seniority.

C. Displaced pilots, in order of seniority, will be afforded the following options in the following order:

      1.    a.    Displace the most junior pilot in the same status and
                  equipment in the system, or;

            b. Displace the most junior pilot in the same status in other equipment at the current domicile, or, if the options in C.1.a. and C.1.b. are unavailable;

            c. Displace the most junior pilot in the same status in other equipment in the system.

                                       or

      2.    a.    Displace the most junior pilot in a lower status, in the
                  same equipment in the same domicile, or, if unavailable;

            b. Displace the most junior pilot in a lower status in other equipment in the same domicile.

D. Notwithstanding the options in paragraph C., above, the Company may assign any displaced pilot to a lower status in the same equipment, or into a status and equipment for which the pilot has previously been trained, for a period not to exceed one hundred and twenty (120) days. If such assignment occurs, the pilot will be paid according to the status and equipment to which his seniority entitles him.

E. Any pilot who is bumped will be considered displaced and will be entitled to the same options as set forth in paragraph C., above.

F.    No pilot may be bumped by a pilot who is junior to him.

G.    Furlough

      1. Pilots will be furloughed in inverse order of seniority. However, a pilot may, at the Company's option, take a voluntary furlough in lieu of displacing in other equipment, status or domicile.

      2. Pilots returning from a voluntary furlough will give a thirty (30) day notice prior to returning. Pilots returning from voluntary furlough will return to their same status, equipment and domicile if their seniority allows. If their seniority does not permit them to hold their previous status, equipment and domicile, paragraph C., will apply.

      3. Pilots who are furloughed will retain and continue to accrue seniority.

      4. Furloughed pilots will be recalled in seniority order prior to the Company hiring additional pilots.

      5. During periods of furlough, pilots remaining on active service will be encouraged to take, on a voluntary basis, earned vacation and leaves of absence to prevent furlough. Pilots who are granted voluntary leaves of absence without pay during periods of furlough will continue to accrue seniority.

H.    Notification of Furlough

      1. When a pilot is to be furloughed, he will be given fourteen (14) days notice, by return receipt requested, from the Company, unless the furlough occurs as a result of conditions beyond the Company's control, such as a curtailment or reduction in operation because of fire, flood, storm or similar acts of God, strikes, Company bankruptcy, catastrophic air accidents that have a direct effect on the Company's business, grounding of a fleet type, or similar occurrences. In such cases, the Company will give as much notice as possible. Copies of all furlough or recall notices will be sent to the EC Chairman and the Union.

      2. A furloughed pilot will file his current address and phone number with the Company and will advise the Company, in writing, of any changes within seven (7) days of a change.

I.    Recall From Furlough

      1. Recall notices will be sent by the Company, return receipt requested, to the last known address the Company has on file for the pilot.

      2. A recalled pilot must notify the Company of acceptance within fourteen (14) days after the receipt of the recall notice or he will be subject to termination.

      3. A furloughed pilot will be allowed fifteen (15) days after his receipt of a notice of a recall to report for duty at the point specified by the Company. The Company may, at its discretion, extend this period of time.

                                   ARTICLE 12

                                LEAVES OF ABSENCE

A.    Personal Leave of Absence

      The Company, at its sole discretion, may grant an administrative leave of absence without pay to pilots for a good cause for a period of time determined by the Company, but not to exceed ninety (90) days or such other period, as may be extended by mutual agreement of the parties hereto. Pilots shall submit their request for an administrative leave of absence in writing, setting forth the reasons therefore. The Company will then return to the pilot either a written approval or denial of the request. If the leave is approved, the Company shall, in writing, specify the details of the leave including, but not limited to, the date on which the pilot must report to the Company. While on leave of absence the pilot will continue to accrue seniority but not accrue benefits. However, said pilot on leave of absence may elect to continue health and life insurance benefits, provided the pilot pays in advance the full monthly premiums to the Company.

B.    Military Leave of Absence

      The Union and the Company agree to abide by all federal and state laws in regard to the granting of military leave to employees who are called to Reserve or National Guard duty. The Company will grant a leave of absence, without pay, not to exceed fifteen (15) days to any person ordered to Reserve or National Guard duty for annual training, or in the case of national emergency, except under specific military orders, or as otherwise required by federal law. The pilot shall give the Company reasonable notice of said active duty. An employee who volunteers for extended duties must get prior approval from the Company.

C.    Medical Leave of Absence

      1. This type of leave of absence is designed to cover pilots who are unable to perform their duties as flight crew members due to health reasons. Upon presentation of documentation from a physician, which would deny, revoke, suspend or defer the pilot's medical certificate, these pilots will be allowed to draw full pay until accrued sick leave and or vacation are exhausted.

      2. The Company may offer a non-flying position to any pilot who can no longer perform his job due to loss of medical.

      3.    Pilots who return to duty following a leave of absence under ninety
            (90) days shall return to the status, equipment and domicile they held prior to the leave. Such pilots shall fly as reserve from the day of return to active duty until the beginning of the following month.

      4.    Pilots who return to active duty after a leave of absence ninety
            (90) days or greater shall be entitled to return to the same status, equipment and domicile held by the pilot at the beginning of the leave. The junior pilot in the same status, equipment and domicile may be displaced as a result of the return from leave.

      5. A pilot on medical leave of absence shall continue to accrue seniority. The Company shall continue to provide health and life benefits for a period of up to ninety (90) days after the pilot has exhausted his PDOs and old sick bank days.

D.    Family Leave of Absence

      All pilots covered by this Agreement, who have twelve (12) months of service will be eligible for the "Family and Medical Leave Act of 1993." Bases with less than fifty (50) employees will also be covered by the Act. While on family leave, the pilot will continue to accrue seniority and all benefits, without interruption and at no cost. Pilots on family leave will have the option to draw full pay until sick leave accumulation and vacation accumulation are exhausted. Upon return from family leave said pilot will have the option to return to the position and domicile held prior to said leave, or any vacancy in accordance with his seniority.

E.    Bereavement Leave of Absence

      If a pilot suffers a death in his immediate family he shall immediately notify the Chief Pilot, or his designee, and be granted up to five (5) consecutive days leave with full pay as requested by the pilot. A pilot's immediate family shall be defined as a pilot's mother, father, spouse, child. Three (3) consecutive days granted for brother, sister, mother-in-law, father-in-law, or grandparent. Such bereavement leave may, upon request, be extended additional days, and, if extended, may be either without pay or with pay charged against the pilot's earned vacation.

F.    Union Leave

      At the request of the Union (sixty (60) day advanced notice) a pilot shall be granted an indefinite Union leave of absence without pay to accept employment with the Teamsters Airline Division. While on such leave the pilot shall continue to accrue seniority, and be covered by Company insurance which will be reimbursed to the Company by the Union. The pilot will maintain all other benefits covered by this Agreement and may continue to participate in the 401K Plan. No more than one (1) pilot shall be permitted a Union leave at one time. A pilot on Union leave will be given a flight when necessary to remain current as a Chautauqua pilot. A pilot on such leave beyond ninety (90) days will be required to bid a vacancy to return to the service of the Company.

                                   ARTICLE 13

                               PHYSICAL STANDARDS

      The physical standards required of a pilot will be the standards established by the FAA.

                                   ARTICLE 14

                          INSURANCE AND OTHER BENEFITS

A. The Company shall provide each pilot with a life insurance policy after ninety (90) days of service. The Company shall pay one hundred percent (100%) of the premium for this coverage.

      1.    Pilot Life Insurance:

            Two (2) times the basic annual earnings, rounded to the next higher $1,000. to a maximum of $250,000.

      2.    Accidental Death and Dismemberment:

            Four (4) times the basic annual earnings, rounded to the next higher $1,000. to a maximum of $500,000.

      3.    Dependent Life Benefits:

                  a.    Spouse:                       $5000

                  b.    Children:   0-8 days          $   0
                                    8 days - 6 mo     $ 100
                                    6 mo - 19 yrs     $2500

B. The Company will provide health insurance for the pilots and qualifying dependents, the benefits of which shall not be less advantageous than the existing program coverage and benefits. For pilots with under one (1) year of service, the Company shall pay one hundred percent (100%) of the premium cost, minus fifteen dollars ($15.00), per pay period, for said pilot, however, dependent coverage premiums may be paid by said pilot through payroll deduction. For pilots with over one (1) year of service, the Company shall pay one hundred percent (100%) of the premium cost, minus fifteen dollars ($15.00) for individual pilot coverage, twenty-five dollars ($25.00) for pilot and spouse coverage or thirty-five dollars ($35.00) for pilot and family coverage, per pay period. Should the cost of such insurance increase, the Company may require greater contributions from pilots.

C. The Company will provide the EC Chairman and the Union with copies of master insurance contracts for each policy required under the terms of this Agreement.

D. The Company will provide a 125 Flexible Benefits Plan to all pilots, the benefits of which shall not be less advantageous than the existing program.

E. The Company will provide retirement benefits (i.e., 401(k)) to all pilots and the benefits shall be no less advantageous than the existing program.

F. The Company will provide pre-paid legal benefits to each pilot as provided in the Teamsters Airline Division Pre-Paid Legal Trust Fund. The Company's obligation to provide such benefit shall not exceed ten dollars ($10.00) per pilot per month.

G. Effective January 1, 1999 the Company shall pay for dental plan coverage for single pilots or sixteen and one-half dollars ($16.50) per month towards the cost of family coverage. The plan for pilots and qualified dependents will be no less advantageous than the program offered to other employee groups.

H. The Company will include the pilots in any profit sharing plan, bonus and incentive programs offered to all other non-management employees.

                                   ARTICLE 15

                          TRANSFER TO SUPERVISORY DUTY

A. Pilots who are transferred to supervisory positions shall not lose their seniority number or placement on the Pilot Seniority List.

B. Management flying of Company aircraft shall be restricted to those management pilots whose names appear on the Chautauqua Airlines Pilots Seniority List. Management pilots will not be eligible to bid nor be awarded a flying line, including those normally assigned as reserve lines. Management pilots may fly a trip for the purpose of remaining current in accordance with FARs, and to fly a trip in the event of an emergency or when no other line pilots are available.

                                   ARTICLE 16

                              MISCELLANEOUS FLYING

A. Captains and First Officers shall be paid in accordance with the rates set forth in the Agreement on all flights.

B. Pilots may not fly commercially outside the Company so as to reduce the number of available flight hours per month as agreed herein or as stated in applicable FAA regulations except for flying associated with military reserve or guard duties.

C. The Company will not transfer any Company aircraft or schedule any pilot(s) to fly any trips for airlines that are on strike unless mutually agreed to by the Company and the Union.

D. A rental car will be provided to any pilot away from his domicile and off duty for a calendar day.

                                   ARTICLE 17

                                NOTICES TO PILOTS

      All notices to pilots involving station assignment, promotion, demotion, furloughs, and leaves of absence shall be stated in writing, with a copy mailed to the Union office.

                                   ARTICLE 18

                               GRIEVANCE PROCEDURE

A.    Non Disciplinary Grievances

      Any pilot or group of pilots covered by this Agreement who has a grievance concerning any action of the Company affecting them, except matters involving discipline or discharge, shall have such grievance(s) considered and handled in accordance with the following procedures. It is the intent of the parties to resolve grievances or potential grievances informally and at the lowest level possible. There shall be an earnest effort on the part of the parties to settle grievances promptly and in accordance with the procedures outlined herein.

      1. Step 1 - The complaint should be informally discussed between the grievant, the Chief Pilot, and a Union representative, if the pilot desires a Union representative to be present. Teleconferencing may be used at the discretion of the parties. This discussion should take place within thirty (30) calendar days of the incident giving rise to the dispute or within thirty (30) days of the grievant reasonably having knowledge of the incident.

      2. Step 2 - If the above discussion does not resolve the complaint outlined in paragraph 1, above, the grievant then may discuss the complaint with the Vice President of Operations within ten (10) days following the decision arrived at in paragraph A.1., above. If the grievant desires, a Union representative may be requested to be present or teleconferencing may be used. Any disagreement should be reduced to writing and a copy sent to the grievant and the Union.

      3. Step 3 - If a resolution is not reached in paragraphs A.1. and A.2., above, the grievant may have the Union reduce the complaint to writing on a grievance form and forward the grievance to the Vice President of Operations within ten (10) days following receipt of the written decision arrived at in paragraph A.2., above. The current Union grievance form will be utilized. The Company shall have fifteen (15) calendar days, following the postmarked date of the grievance mailing to complete and return the grievance form. The Company shall convene a hearing within ten (10) days of the previous decision to review the case. The hearing should include, as a minimum, the Vice President of Operations, or his designated representative, the grievant, and a Union representative. Teleconferencing may be used. The Company will deliver its decision in writing within ten (10) days following the hearing.

      4. Step 4 - The grievant may appeal this decision to the System Board, if desired, within fifteen (15) calendar days of the hearing decision.

      5. The Union may file a grievance on behalf of a grievant. A member of the pilot's Executive Council may be appointed to act on behalf of the Union.

B.    Discipline and Discharge

      1. Pilots, who are a party to incidents involving discipline or discharge, shall be retained on the payroll, but may be removed from service, until a meeting has been held and a decision arrived at in writing by the Company. Teleconferencing may be utilized and the grievant, a Company representative, and a Union representative, and any others, as desired, may be present. Following the Company decision, the grievant may be suspended from the payroll, discharged, or given other disciplinary actions.

      2. In the case of discipline or discharge of a probationary or non-probationary pilot, the precise charge and or actions will be reduced to writing and a copy furnished to the grievant and the Union. A probationary employee does not have the right of employing the grievance, System

            Board, and arbitration procedure.

      3. Within ten (10) calendar days of receipt of notice of the action taken in paragraph 2, above, the grievant may file a grievance with the Vice President of Operations, or his designee, appealing the action.

      4. The Vice President of Operations, or his designee, will convene a hearing to hear the appeal within fifteen (15) calendar days of the date of postmark of the appeal. The Company will render a written decision within ten (10) calendar days following the hearing which shall be forwarded to the grievant and the Union.

      5. Any appeal of the decision rendered in paragraph 4, above, must be made to the System Board within fifteen (15) calendar days following receipt of said decision. The appeal will be forwarded as in paragraph 3, above. Nothing in this Article shall be construed as extending the rights of Section B to a pilot during his or her probationary period.

C.    General

      1. The time limits set forth in this Article may be extended by mutual agreement of the parties reduced to writing.

      2. Failure on the part of the Company, the grievant, or the Union to adhere to the time limits set forth herein, or as mutually agreed to, shall constitute a waiver of the position of the party failing to comply.

      3. If a grievant is exonerated, his personnel file shall be cleared of all reference to the incident. Records may be kept in a dead file but may not be used in future disciplinary actions. A grievant who is cleared of all charges shall be made whole as pertains to wages, seniority, longevity, and benefits.

      4. Grievances, decisions, and appeals shall be forwarded by personal delivery or through the U.S. Mail, certified postage prepaid, return receipt requested, addressed to the last known address of the grievant with a copy to the Union. Refusal to accept delivery constitutes delivery.

      5. A pilot shall have the right of Union representation at all meetings with the Company. A pilot shall be advised in advance of the nature of the subject of any investigation, hearing, or conference.

      6. The Union, or its representative, and the grievant shall have access to the grievant's personnel file for review in any discipline or discharge case. The Company shall cooperate in making any reasonably requested material available that is relevant to the case.

                                   ARTICLE 19

                           SYSTEM BOARD OF ADJUSTMENT

A. In compliance with Section 204, Title II, of the Railway Labor Act, as amended, there is hereby established a System Board of Adjustment for the purpose of adjusting and deciding disputes which may arise under the terms of this Agreement and any amendment or additions thereto and which are properly submitted to it, which Board shall be known as Chautauqua Pilots' System Board of Adjustment, hereinafter referred to as "the Board."

B.    Composition of the Board

      1. The Board shall consist of four (4) members, two (2) of whom shall be selected and appointed by the Company and two (2) of whom shall be selected and appointed by the Union, and such appointees shall be known as "Board Members." In addition, the Company and the Union shall each designate an alternate, and in the event of unavailability of a Board Member, such alternate shall serve in place of the absent Board Member.

      2. The two (2) Board Members appointed by the Company and the two (2) Board Members appointed by the Union (normally one (1) line pilot and one (1) Union representative), and their alternates, shall serve for one (1) year from the date of their appointment and thereafter until their successors have been duly appointed. Vacancies shall be filled within thirty (30) days in the same manner as is provided herein for the selection and appointment of the original Board Members and the original alternates.

      3.    The terms of office of Chairman and Vice Chairman shall be for one
            (1) calendar year. Thereafter, from year to year, the Board shall designate one (1) member to act as Chairman and one (1) member to act as Vice Chairman for one (1) year terms or until his successor has been duly selected. Such terms of office shall commence on January 1st of each year.

      4. The office of Chairman shall be filled alternately by the parties. A Union representative shall serve as Chairman and a Company representative shall serve as Vice Chairman in even years, and vice versa, in odd years. The Vice Chairman shall act as Chairman in his absence.

      5. The Board shall meet once every three (3) months at Company headquarters, (unless a different place for the meeting is jointly agreed upon by the Board), during the months of January, April, July and October of each year provided that at such time there are cases filed with the Board for consideration. The meetings shall continue in session until all matters before it have been considered unless otherwise mutually agreed upon in writing.

      6. Members of the Board who are employees of the Company shall suffer no loss of pay while attending Board meetings.

C.    Jurisdiction of the Board

      1. The Board shall have jurisdiction over all disputes growing out of grievances or out of the interpretation or application of any of the terms of this Agreement or amendments thereto submitted by the Union to the Vice President of Operations for Chautauqua or his designee. The jurisdiction of the Board shall not extend to proposed changes in hours of employment, rates of compensation, or working conditions covered by this or other existing agreements between the parties hereto.

      2. The Board shall consider any dispute properly submitted to it when such dispute has not been previously settled in accordance with the provisions of Article 18.

D.    Proceeding Before the Board

      1. All disputes properly referred to the Board for consideration shall be addressed to the Chairman. Five (5) copies of each petition, including all papers and exhibits in connection therewith, shall be forwarded to the Chairman, who shall transmit one (1) copy thereof to each member of the Board within three (3) calendar days. Each case submitted shall show:

            a.    Question or questions at issue.

            b.    Statement of facts.

            c.    Position of the grievant(s).

            d.    Position of the Company.

      2. Upon receipt of notice of the submission of a dispute, the Chairman shall set a date for hearing, which shall be the time of the next regular meeting of the Board as provided in Section B, above, or, if at least two (2) Board Members consider the matter of sufficient urgency and importance, then at such earlier date at such place as the Chairman and Vice Chairman shall agree upon but not more than thirty (30) days after such request for a meeting is made by at least two (2) of said Board Members, and the Chairman shall give the necessary notices in writing of such meeting to the Board Members and to the parties to the dispute.

      3. Pilots covered by this Agreement may be represented at Board hearings by such person or persons as they may choose and designate, and the Company may be represented by such person or persons as it may choose to designate. Evidence may be presented either orally or in writing, or both.

      4. The Board Member(s) may summon witnesses who are employed by the Company and who are deemed necessary by the Board. Such employee shall suffer no loss of pay.

      5. The Board shall be competent to hear the disputes properly submitted to it and decide said disputes by a majority vote of all members of the Board. Decisions of the Board shall be final and binding upon the parties hereto.

E.    Deadlock Procedures

      When a dispute is properly submitted to the Board for hearings before the two (2) Company and the two (2) Union Board Members, or their alternates, and the Board is unable by majority vote to decide the dispute, the Board shall declare itself deadlocked and it shall select an arbitrator as provided herein. The arbitrator shall join the Board as a Board Member and as Chairman in subsequent consideration and hearing of the dispute. The Board, so composed, shall be competent to decide said dispute by majority vote. Decisions of the Board so composed shall be final and binding on the parties.

F.    Deadlock Notices

      When a deadlock occurs for any reason, the Board, by written notice, shall immediately notify the Union of such deadlock, including the date thereof, and the need for the services of a fifth member of the Board. If the Union desires to submit the case to such five (5) member Board, it must do so by written notice to the Company President with copies to the Chairman and Vice-Chairman of the Board within ten (10) days from the receipt of notice from the Board that the Board was deadlocked.

G.    Selection of a Fifth (5th) Board Member (Arbitrator)

      1. If notice is provided of the desire to convene the five (5) member Board, the Union and the Company shall promptly meet, but in no event later than ten (10) days from the date of such notice by the Union to select an arbitrator by mutual agreement, and if agreement is reached, shall advise the members of the Board of the name, address, and availability of the arbitrator.

      2. Within ten (10) days after proper notification, if no agreement on the selection of an arbitrator can be reached, the Company or the Union may petition the Federal Mediation and Conciliation Service
            (FMCS) for a list of seven (7) names from which the fifth (5th) member shall be selected. Either party shall have the right to reject one (1) list of arbitrators sent by the FMCS in its entirety, in which case the parties will request a new list of arbitrators from the FMCS. The order of striking shall be determined by lot for the first case in which a neutral member is chosen under the provisions thereof and, in subsequent cases, the parties shall alternate taking the first strike.

H.    Five (5) Member Board Hearing

      Within thirty (30) days after the selection of the fifth (5th) member from the panel, and with the arbitrator's concurrence, the Board shall schedule a hearing of the dispute by the five (5) member Board, including the presentation of such witnesses and evidence as the five (5) member Board shall in its discretion permit. A decision of a majority of the Board sitting with the fifth (5th) member shall be final and binding upon the parties thereto. The Board may agree to have the arbitrator hear the case without the Board present.

I.    General

      1.    Expenses of the Board

            Each of the parties hereto will assume the travel expenses and other expenses of the Board members selected by it and each of the parties hereto will assume the travel expense and other expenses of the witnesses called or summoned by it except employees of the Company will suffer no loss of pay and that the Company will provide space available transportation over its lines, in accordance with existing regulations, for any Board Member or Company employee who is called or summoned as a witness. The reasonable expense and compensation of the fifth (5th) member arbitrator appointed in accordance with Section G hereof will be born equally by the parties hereto. The Chairman and the Vice Chairman, acting jointly, shall have the authority to incur such other expenses as in their judgment may be deemed necessary for the proper conduct of the Board, and such expenses shall be borne equally by each of the parties hereto.

      2.    Freedom to Act

            Each and every Board Member shall be free to discharge his duty in an independent and uncoerced manner, without fear that his individual relations with the Company, with the pilots, or with the Union will be affected in any manner by any action taken by him in good faith in his capacity as a Board Member.

      3.    Time Limits

            Time limits as set forth in this Article may be extended in writing by mutual agreement of the Company and the Union.

      4.    Rights Under Railway Labor Act

            Nothing herein shall be construed to limit, restrict, or abridge the rights or privileges accorded either to the pilots or to the Company, the Union, or to their duly accredited representatives under the provisions of the Railway Labor Act, as amended.

      5.    Records of the Board

            The Board shall maintain a record of all matters submitted to it for its consideration and of all findings and decisions made by it.

                                   ARTICLE 20

                                UNION MEMBERSHIP

A.    Union Membership

      It shall be a condition of employment that all employees of the Company covered by this Agreement or any part thereof, shall on the effective date of this Agreement, become and remain members in good standing of the Union. It shall be a condition of employment that all employees of the Company covered by this Agreement and hired on or after its effective date shall, on or before the ninetieth (90th) day following the beginning of the initial seniority date, become and remain members in good standing in the Union.

B.    Initiation Fees and Dues Deduction

      The Company will deduct from the wages of any employee covered by this Agreement said employee's dues as a member of the Union upon receiving the employee's voluntary and individual written authorization for the Company to make such deductions, signed by the employee. Such authorization form to be provided by the Union. The Company will pay over to the proper officers of the Union the wages withheld for such initiation fees and/or dues. The amount so withheld shall be deducted from the appropriate paycheck, reported and paid to the Union monthly. The following information will be reported and transmitted with the monthly check off: employee's social security number, full name, dues rate, rate of pay and status of employment.

C.    Indemnification Clause

      The Union agrees that it shall indemnify the Company and hold the Company harmless from any and all claims which may be made by the employee or employees against the Company by virtue of the wrongful application or misapplication of any of the terms of this Article.

D.    Dues Collection After Termination

      In the event of termination of employment, there shall be no obligation upon the Company to collect dues until all other deductions have been made.

E.    Failure to Pay Dues

      The Union agrees that written notice shall be given to the Company at least thirty (30) days before the Company is required to remove such employee from his employment by reason of his failure to maintain his membership in good standing in the Union in accordance with Section A. of this Article.

F.    Employee List

      1. When applicable, the Company will advise the Union of the names of any new hires, termination, layoffs or recall of any employees covered by this Agreement. Such information will include the name(s), hire date, layoff date, termination date or recall date of such employees.

      2. The Company will mail to the Union a report, broken down by aircraft type, containing the current address, telephone number and base pay rate of each pilot, subject to modifications for consistency. The report will be mailed to the Union quarterly or when there are substantial changes.

G.    Individual Dues Payment

      It shall be the responsibility of any employee who is not on a dues deduction program to keep his membership current by direct payments of monthly dues to the Union.

H.    Dues Deduction Error

      Should a deduction be missed, or if an insufficient amount is deducted, the Company will be responsible to make the proper adjustment the following month.

I.    Bulletin Board

      The Company will provide the Union with one (1) suitable glass covered bulletin board at a location designated by the Union for the posting of official notice of Union meetings, elections and other notices pertaining to internal Union matters. All such notices shall be signed by a duly authorized representative of the Union.

J.    Union Access

      The Company agrees the Union Representative(s) shall have free access to its operations facilities to transact that which is necessary for the administration of this Agreement. The Company further agrees to provide the Union Representative with proper ID to enter its operation facilities, if required.

K.    Hospitality Committee

      The Company agrees to formally set aside a mutually agreeable period of time during or immediately after each new hire class during which the Union Hospitality Committee may meet with each new hire class. The Company and the Union will mutually agree upon those committee representatives that will present Hospitality Committee materials during the new hire class.

                                   ARTICLE 21

                                    UNIFORMS

A. A pilot shall wear the standard uniform as required in Company regulations at all times in connection with any event or special assignment where the employee is identified as a pilot with the Company.

B. The pilot will be responsible for the total cost of the initial basic uniform. The basic uniform consists of pants, shirts, ties, hat and jacket.

C. The Company will provide each pilot with one set of wings, one hat badge and one pair of epaulets. The Company will also supply a Captain's hat after completion of his upgrade.

D. The pilot shall be permitted to wear the official Union insignia on a place visible on the pilot's uniform.

E. The Company will meet with the EC Chairman, or his designee, to resolve problems involving procurement of uniform items or before making changes to the uniform.

F. If the Company changes uniforms, it shall be responsible for supplying each pilot with the new uniform.

G. After the first full year of longevity and after every year of longevity accrued thereafter, the Company will credit each pilot's uniform account with the uniform vendor with two hundred dollars ($200.00) to be used for the replacement of uniform items and accessories available from a Company-approved vendor.

H. The price of items purchased through the Company will be at the Company's cost.

                                   ARTICLE 22

                                  NEW EQUIPMENT

      Before an aircraft for which pay scales are not specified in this Agreement is placed into service, conferences may, irrespective of any provisions of the Agreement, be initiated by either the Company or the Union, in accordance with Section 6, Title I of the Railway Labor Act, as amended, for the purpose of negotiating salaries, rules, and/or working conditions for such aircraft which shall be retroactive to the date such aircraft is placed into service. Such conferences, if held, shall not delay the placing of such aircraft into service providing the Company has given the Union sixty (60) days advance notice in writing that it is considering a different type of aircraft. However, if any such aircraft is placed into service sixty (60) days or thereafter of written notice to the Union and before agreement is reached regarding pay, rules, and/or working conditions, such aircraft will be operated by the pilots covered by this Agreement and will be operated in accordance with all of the provisions of this Agreement except where FARs are more restrictive, in which case FARs will represent the minimum standard in those areas where it is more restrictive than the Agreement.

                                   ARTICLE 23

                                     GENERAL

A. Nothing in this Agreement will be construed to limit or deny any pilot any rights or privileges to which he may be entitled under provisions of the Railway Labor Act, as amended.

B. The Company will supply copies of the Agreement for distribution to the pilots within thirty (30) days of the signing of this Agreement. The Company will also provide trainees with a copy of this Agreement during initial training.

C. A pilot will immediately notify the Company of any change in address or telephone contact number.

D. The Company will furnish an identification card to each pilot. Pilots will bear the cost of replacement, if lost.

E. No pilot or his estate will be required to pay the cost of repair or replacement of any aircraft, equipment or property damaged or destroyed in the performance of his duties with the Company.

F. Pilots will be subject to the pass policy of the Company as afforded to all other employees of the Company not covered by this Agreement. Pilots who retire from the Company after reaching age sixty (60) with fifteen
      (15) or more years of service will be entitled to Company pass privileges. The designated Union Business Representative will be provided space available travel on the Company system for the purpose of administering this Agreement.

G. This Agreement, when accepted by the parties and signed by the respective representatives duly authorized, will constitute the sole agreement between them involving the pilots. Any alteration or modification of this Agreement must be made by and between the parties and must be in writing.

H. If any provision of this Agreement is declared invalid by any competent court or government agency because of existing or future legislation, such invalidation will not affect the remaining provisions of this Agreement.

I. The Company will provide all pilots with required Company manuals. The pilots will be responsible for such manuals and will, if such manuals are lost or negligently damaged, be required to reimburse the Company for the cost of replacements. Upon termination, the pilot must return such manuals or reimburse the Company for the cost thereof.

J. The Union will appoint a Professional Standards Committee composed of pilots which will confer with the Company on matters pertaining to the professional proficiency of pilots. Members of this Committee will be permitted to observe any training period or proficiency check. The Union will appoint a Safety Committee, composed of pilots, which will confer with the Company on matters pertaining to safety operations. A member of each of these Committees will be permitted to attend any hearing or investigation of an accident or incident of Company aircraft operated by pilots, subject to the regulations of the government agency involved. The Company will cooperate in releasing such members to participate in such hearings.

K. A personnel file will be maintained for each pilot. Upon request, the pilot will be given the opportunity to review his file. If a pilot receives disciplinary action, any portion of this file to be relied on by the Company in support of such disciplinary action will be open for review upon request by the Union representative and the pilot. Further, any rebuttal letter written by the affected pilot related to the disciplinary letter will also be placed in his personnel file. The Company cannot use any disciplinary notices in support of disciplinary action if the pilot had not been provided with written notice of the prior disciplinary action at the time discipline was assessed. A copy of all disciplinary letters issued to pilots will be forwarded to the Union.

L. The Company will provide current Jepps Approach plates and IFR charts to each pilot.

M.    Reimbursement for Flight Pay Loss

      1. Except as provided in Article 19 .D.4. and Article 19. I. 1., the Union shall reimburse the Company for Union leave paid to a pilot by multiplying the number of hours on leave paid by the Company times the applicable hourly rate for the pilot, plus twenty-three percent (23%) to cover the cost of fringe benefits.

      2. The Union agrees to reimburse the Company within forty-five (45) days after receipt of the Company's bill.

N. The Company will not randomly review flight data recorder or cockpit voice recorder information for the purpose of discovering unsuspected misconduct.

                                   ARTICLE 24

                                HOURS OF SERVICE

A.    Rest Periods

      1.    Scheduled Rest

            a.    In domicile, a pilot will be scheduled with a minimum of ten
                  (10) hours of rest between duty periods (from release time until next report time).

            b. A pilot will not be scheduled for reduced rest of less than eight and one half (8.5) hours (from release time until next report time).

            c. When away from domicile, a pilot will not be scheduled for less than eight and one half (8.5) hours of rest (from release time until next report time).

      2.    Actual Rest

            A pilot will receive no less than eight (8) hours between duty periods (from release time until next report time).

B.    Duty Time Limitations

      1. A pilot will not be scheduled/rescheduled for a duty period in excess of fourteen (14) hours, unless by consent of the pilot, except that a CDO may be scheduled for up to fifteen (15) hours.

      2. A pilot scheduled for a reduced rest overnight will be scheduled for no more than ten (10) hours of duty in his next duty period.

      3. A pilot's duty time for a flight, trip or trip pairing shall commence at the later of the pilot's scheduled report time or actual report time. Report time shall be scheduled for thirty (30) minutes prior to departure time of the first flight, but may be extended to forty-five (45) minutes at the Company's discretion. It will end fifteen minutes after arrival time of the last flight of the duty period, plus an additional fifteen (15) minutes if clearing customs, repositioning an aircraft, or a combination of the above. At the request of either party, the parties will meet to evaluate, on an airport-by-airport basis, circumstances involving longer or shorter times for clearing customs or repositioning that do not fit the foregoing parameters. If the parties agree that an adjustment should be made, the change will be implemented.

      4. Duty time for multiple day trip pairings will begin and end at a pilot's domicile.

      5. Trip pairings will not be scheduled in excess of five (5) consecutive days and if scheduled for five (5) days, the fifth day may only be one leg returning the pilot to domicile.

      6.    A duty period will contain a maximum of ten (10) landings.

      7. Except in unusual circumstances, a duty period will contain a maximum of three (3) scheduled consecutive round trips to the same destination.

C.    Flight Time Limitations

      A pilot will not be scheduled for more than:

      1. Eight (8) hours of block time in a duty period, except that a pilot flying turbo-jet equipment may be scheduled for no more than nine
            (9) hours of block time in a duty period.

      2.    Thirty (30) hours of block time in any seven (7) day period.

      3.    One hundred (100) hours of block time in a calendar month.

D.    Days Off

      1. The Company will schedule regular and buildup lineholders with at least twelve (12) days off in domicile per bid period. A pilot holding a reserve line will be scheduled for at least eleven (11) days off in domicile per bid period. A pilot in training will be scheduled for days off during such training in accordance with
            Article 10.

      2. Hardlines, buildup and reserve lines will be scheduled with one (1) period of at least three (3) consecutive days off. All other periods of days off will be scheduled as groups of at least two (2) days, except during the integration period, which may contain single days off.

      3. If a pilot is unavailable for flight duty for a part of a bid period, his minimum scheduled days off will be prorated. A pilot is unavailable if he cannot perform flight duty because, e.g., of lack of current qualifications or leaves, excluding sick leave and bereavement leave.

      4. A pilot will not be scheduled/rescheduled to perform any duty, including ground school, for more than six (6) consecutive days without a calendar day off.

      5. In no case will any pilot be reduced below his minimum days off in domicile without receiving a replacement day off in the same or following month.

      6. A pilot who voluntarily reduced his days off will not be entitled to replacement day(s) off.

E.    Notification

      1. The Company will maintain a standard method of notifying a pilot if scheduled departure time will be appreciably delayed (more than one
            (1) hour) or canceled. A pilot will be notified as far in advance as is practicable.

      2. The Company will not contact an off duty pilot between 2200 and 0600 local domicile time. The following exceptions apply:

            a. If there is a change in the pilot's schedule, the pilot may be called one (1) hour prior to the original or revised report time, whichever is earlier, provided the call is made to minimize the disruption to the pilot's rest. No more than one
                  (1) personal contact will be made during that period by the Company for this reason.

            b. A pilot on reserve may be contacted during his period of reserve availability.

            c. A pilot off duty may be contacted when the operational requirements dictate.

      3. A pilot who is unable to report for duty will notify Crew Scheduling as far in advance as practicable.

      4. A pilot will not be required to keep the Company notified of his whereabouts on his days off.

                                   ARTICLE 25

                                    DURATION

This Agreement will become effective on date of signing and will continue in full force and effect through November 17, 2001 and will renew itself without change until each succeeding November 17 thereafter, unless written notice of intended change is served in accordance with Section 6, Title I, of the Railway Labor Act, as amended, by either party thereto at least ninety (90) but not more than one hundred and twenty (120) days prior to November 17, 2001 , or any November 17 thereafter.

IN WITNESS WHEREOF, the parties have signed this Agreement this 17th day of November, 1998.

For International Brotherhood               For Chautauqua Airlines, Inc.
Of Teamsters

/s/ Ray Benning                             /s/ Edward Wegel
------------------------------              -------------------------------
Ray Benning                                 Edward Wegel
Teamsters Airline Division                  President and CEO

/s/ Henry Ward                              /s/ Donald Young
------------------------------              -------------------------------
Henry Ward                                  Donald Young
Secretary-Treasurer                         Executive Vice President and COO
Teamsters Local 747

/s/ Bruce Perkins                           /s/ James Muroski
------------------------------              -------------------------------
Captain Bruce Perkins                       James Muroski
Chairman Executive Council                  V.P. - Maintenance and
                                            Operations

/s/ Christopher Sovich                      /s/ Alex Osleger
------------------------------              -------------------------------
Captain Christopher Sovich                  Alex Osleger
Negotiating Committee Member                Director Operations


/s/ Michael Melody
------------------------------
Captain Michael Melody
Negotiating Committee Member

/s/ Larry Cutler
------------------------------
First Officer Larry Cutler
Negotiating Committee Member

                              LETTER OF AGREEMENT 1

                                     between

                            CHAUTAUQUA AIRLINES, INC.

                                       and

             THE PILOTS IN THE SERVICE OF CHAUTAUQUA AIRLINES, INC.

                              as represented by the

                     INTERNATIONAL BROTHERHOOD OF TEAMSTERS

 -----------------------------------------------------------------------------

                           DORNIER 328 BASE PROTECTION

 -----------------------------------------------------------------------------

This Letter of Agreement is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between CHAUTAUQUA AIRLINES, INC. (hereinafter referred to as the "Company") and the INTERNATIONAL BROTHERHOOD OF TEAMSTERS (hereinafter referred to as the "Union").

For the twenty-four (24) month period set forth in the grievance settlement dated September 16, 1998 regarding the Dornier 328, pilots assigned to equipment other than the Dornier 328 will be base protected should a Dornier 328 be assigned to their base.

IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this 17th day of November, 1998.

For International Brotherhood             For Chautauqua Airlines, Inc.
Of Teamsters

/s/ Ray Benning                             /s/ Edward J. Wegel
------------------------------              -------------------------------
Ray Benning, Director                       Edward J. Wegel
Teamsters Airline Division                  President and CEO

/s/ Henry Ward                              /s/ Donald C. Young
------------------------------              -------------------------------
Henry Ward                                  Donald C. Young
Secretary-Treasurer                         Executive Vice President and COO
Teamsters Local 747

/s/ Bruce Perkins                           /s/ James I. Muroski
------------------------------              -------------------------------
Captain Bruce Perkins                       James I. Muroski
Chairman Executive Council                  V.P. - Maintenance and Operations

/s/ Christopher Sovich                      /s/ Alex Osleger
------------------------------              -------------------------------
Captain Christopher Sovich                  Alex Osleger
Negotiating Committee Member                Director of Operations

/s/ Michael Melody
------------------------------
Captain Michael Melody
Negotiating Committee Member

/s/ Larry Cutler
------------------------------
First Officer Larry Cutler
Negotiating Committee Member

                              LETTER OF AGREEMENT 2

                                     between

                            CHAUTAUQUA AIRLINES, INC.

                                       and

             THE PILOTS IN THE SERVICE OF CHAUTAUQUA AIRLINES, INC.

                              as represented by the

                     INTERNATIONAL BROTHERHOOD OF TEAMSTERS

  -----------------------------------------------------------------------------

                                 RETROACTIVE PAY

  -----------------------------------------------------------------------------

This Letter of Agreement is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between CHAUTAUQUA AIRLINES, INC. (hereinafter referred to as the "Company") and the INTERNATIONAL BROTHERHOOD OF TEAMSTERS (hereinafter referred to as the "Union").

WHEREAS: the Company and the Union desire to address the delay in pay increases associated with the negotiation of the new Agreement;

NOW THEREFORE IT IS AGREED:

1. Each pilot in the employ of the Company on the date of signing of the Agreement shall receive an amount equal to two and one-half percent (2.5%) of his annual salary on the day before the date of signing the Agreement, subject to applicable deductions. For a pilot whose date of hire is later than December 1, 1997, such amount shall be prorated for that portion of the previous twelve (12) months that he was not on the seniority list. All such payments shall be made no later than the second paycheck following the date of signing of the Agreement.

2. In addition, each pilot in the employ of the Company on the date of signing of the Agreement who is also in the employ of the Company on the date of distribution of 1998 profit sharing (approximately March 1999) shall receive an amount equal to one percent (1%) of his annual salary on the day before the date of signing the Agreement, subject to applicable deductions. The same proration shall be made as for the payment provided for in the preceding paragraph. All such payments shall be made at or about the time of paying the 1998 profit sharing as indicated above.

IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this 17th day of November, 1998.

For International Brotherhood               For Chautauqua Airlines, Inc.
Of Teamsters

/s/ Ray Benning                             /s/ Edward J. Wegel
------------------------------              -------------------------------
Ray Benning, Director                       Edward J. Wegel
Teamsters Airline Division                  President and CEO

/s/ Henry Ward                              /s/ Donald C. Young
------------------------------              -------------------------------
Henry Ward                                  Donald C. Young
Secretary-Treasurer                         Executive Vice President and COO
Teamsters Local 747

/s/ Bruce Perkins                           /s/ James I. Muroski
------------------------------              -------------------------------
Captain Bruce Perkins                       James I. Muroski
Chairman Executive Council                  V.P. - Maintenance and Operations

/s/ Christopher Sovich                      /s/ Alex Osleger
------------------------------              -------------------------------
Captain Christopher Sovich                  Alex Osleger
Negotiating Committee Member                Director of Operations

/s/ Michael Melody
------------------------------
Captain Michael Melody
Negotiating Committee Member

/s/ Larry Cutler
------------------------------
First Officer Larry Cutler
Negotiating Committee Member

                              LETTER OF AGREEMENT 3

                                     between

                            CHAUTAUQUA AIRLINES, INC.

                                       and

             THE PILOTS in the service of CHAUTAUQUA AIRLINES, INC.

                              as represented by the

                     INTERNATIONAL BROTHERHOOD OF TEAMSTERS

--------------------------------------------------------------------------------

                               CENTRALIZED BASING

--------------------------------------------------------------------------------

THE LETTER OF AGREEMENT is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between CHAUTAUQUA AIRLINES, INC. (hereinafter referred to as the "Company") and the pilots in the service of the Company, as represented by the INTERNATIONAL BROTHERHOOD OF TEAMSTERS (hereinafter referred to as the "Union").

WHEREAS the Company has a system of domiciles, including many small domiciles;
and

WHEREAS the parties wish to reduce the current number of domiciles and to provide guidance as to what should constitute an appropriate circumstance when a domicile should exist.

NOW THEREFORE the parties agree as follows:

1. A domicile should not normally exist unless there are at least eleven (11) hard (i.e., regular or buildup lines) available for bid at that location and the Company flies routes that connect that domicile location with at least two (2) other airport locations.

2. The parties recognize that the above-stated criteria may fluctuate periodically, but in the interest of stability, the Company would not normally be required to close a non-conforming domicile unless one or both of the above-stated criteria has not been met for at least a one-year period.

3. The parties further recognize that the current system of domiciles cannot be made to conform to the above-stated criteria immediately. Accordingly, it is expected and desirable that the current system of domiciles will be brought into conformance with the above-stated criteria by January 1, 1999.

4. The parties also recognize that, from time to time, there may be a location that does not meet the above-stated criteria but would nonetheless constitute an appropriate domicile in accordance with the Company's business needs. The parties agree to meet, upon ten (10) days notice by either party, to discuss opening a domicile at such location. Such meeting shall occur before the Company opens the additional domicile.

IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this 17th day of November, 1998.

For International Brotherhood               For Chautauqua Airlines, Inc.
Of Teamsters

/s/ Ray Benning                             /s/ Edward J. Wegel
------------------------------              -------------------------------
Ray Benning, Director                       Edward J. Wegel
Teamsters Airline Division                  President and CEO

/s/ Henry Ward                              /s/ Donald C. Young
------------------------------              -------------------------------
Henry Ward                                  Donald C. Young
Secretary-Treasurer                         Executive Vice President and COO
Teamsters Local 747

/s/ Bruce Perkins                           /s/ James I. Muroski
------------------------------              -------------------------------
Captain Bruce Perkins                       James I. Muroski
Chairman Executive Council                  V.P. - Maintenance and Operations

/s/ Christopher Sovich                      /s/ Alex Osleger
------------------------------              -------------------------------
Captain Christopher Sovich                  Alex Osleger
Negotiating Committee Member                Director of Operations

/s/ Michael Melody
------------------------------
Captain Michael Melody
Negotiating Committee Member

/s/ Larry Cutler
------------------------------
First Officer Larry Cutler
Negotiating Committee Member

                              LETTER OF AGREEMENT 4

                                     between

                            CHAUTAUQUA AIRLINES, INC.

                                       and

             THE PILOTS in the service of CHAUTAUQUA AIRLINES, INC.

                              as represented by the

                     INTERNATIONAL BROTHERHOOD OF TEAMSTERS

--------------------------------------------------------------------------------

                               ONE TIME SYSTEM BID

--------------------------------------------------------------------------------

THE LETTER OF AGREEMENT is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between CHAUTAUQUA AIRLINES, INC. (hereinafter referred to as the "Company") and the pilots in the service of the Company, as represented by the INTERNATIONAL BROTHERHOOD OF TEAMSTERS (hereinafter referred to as the "Union").

WHEREAS the Company has a system of domiciles, including many small domiciles, and the parties wish to reduce the current number of domiciles; and

WHEREAS at or about the same time, the Company is preparing for the planned introduction of one or more new aircraft types into the system, and both parties desire that such bid opportunities will be made available to the pilots in an orderly and fair manner;

NOW THEREFORE the parties agree as follows:

1. At the earliest practicable time, the Company will conduct a one-time system wide bid.

2. The system wide bid will include anticipated domiciles and all positions expected upon implementation of the Centralized Basing Letter of Agreement as well as jet positions for staffing the first two (2) expected jet aircraft.

3.    The bid will include reasonable effective date(s).

4. Bids will be awarded by seniority, and there will be no base protection in awarding the bids.

5. The Company and the Union will consult periodically regarding the time required to complete training to implement the bid, but it is understood that training will be conducted within a reasonable amount of time, consistent with the Company's ability to release pilots for training, with the availability of training resources and the need for the trained pilots.

6. The Company is not required to award a first officer bid to a first officer if such award would require training.

7. If a vacancy(s) exist the Company will award at least three (3) Dornier 328 Captain bids to current SAAB Captains within twelve (12) months of the Company introducing Dornier 328 operations and at least three (3) additional bids during the twelve (12) to twenty-four (24) month period of the Dornier operation.

IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this 17th day of November, 1998.

For International Brotherhood             For Chautauqua Airlines, Inc.
Of Teamsters

/s/ Ray Benning                             /s/ Edward J. Wegel
------------------------------              -------------------------------
Ray Benning, Director                       Edward J. Wegel
Teamsters Airline Division                  President and CEO

/s/ Henry Ward                              /s/ Donald C. Young
------------------------------              -------------------------------
Henry Ward                                  Donald C. Young
Secretary-Treasurer                         Executive Vice President and COO
Teamsters Local 747

/s/ Bruce Perkins                           /s/ James I. Muroski
------------------------------              -------------------------------
Captain Bruce Perkins                       James I. Muroski
Chairman Executive Council                  V.P. - Maintenance and Operations

/s/ Christopher Sovich                      /s/ Alex Osleger
------------------------------              -------------------------------
Captain Christopher Sovich                  Alex Osleger
Negotiating Committee Member                Director of Operations

/s/ Michael Melody
------------------------------
Captain Michael Melody
Negotiating Committee Member

/s/ Larry Cutler
------------------------------
First Officer Larry Cutler
Negotiating Committee Member

                              LETTER OF AGREEMENT 5

                                     between

                            CHAUTAUQUA AIRLINES, INC.

                                       and

             THE PILOTS in the service of CHAUTAUQUA AIRLINES, INC.

                              as represented by the

                     INTERNATIONAL BROTHERHOOD OF TEAMSTERS

--------------------------------------------------------------------------------

               RED CIRCLE PAY RATES FOR CERTAIN 0-19 SEAT CAPTAINS

--------------------------------------------------------------------------------

THE LETTER OF AGREEMENT is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between CHAUTAUQUA AIRLINES, INC. (hereinafter referred to as the "Company") and the pilots in the service of the Company, as represented by the INTERNATIONAL BROTHERHOOD OF TEAMSTERS (hereinafter referred to as the "Union").

Notwithstanding the pay rates set forth in Section 3 of the Agreement for 0-19 seat Captains, pilots on the seniority list on the date of signing of the Agreement who are assigned to a Captain position in a 0-19 seat aircraft will be paid according to the following pay rates:


      CAPTAIN - 0-19 Seat Turboprop
      -----------------------------

                  11-16-98    11-16-99    11-16-00
                  --------    --------    --------
      Year
      ----
      1           34.42       35.28       36.16
      2           36.20       37.11       38.03
      3           37.34       38.27       39.23
      4           39.12       40.10       41.10
      5           40.62       41.64       42.68
      6           42.56       43.62       44.71
      7           44.25       45.36       46.49
      8           46.28       47.44       48.62
      9           47.72       48.91       50.14
      10          48.88       50.10       51.35
      11          50.10       51.35       52.64
      12          50.23       51.49       52.77
      13+         50.71       51.98       53.28


IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this 17th day of November, 1998.

For International Brotherhood             For Chautauqua Airlines, Inc.
Of Teamsters

/s/ Ray Benning                             /s/ Edward J. Wegel
------------------------------              -------------------------------
Ray Benning, Director                       Edward J. Wegel
Teamsters Airline Division                  President and CEO

/s/ Henry Ward                              /s/ Donald C. Young
------------------------------              -------------------------------
Henry Ward                                  Donald C. Young
Secretary-Treasurer                         Executive Vice President and COO
Teamsters Local 747

/s/ Bruce Perkins                           /s/ James I. Muroski
------------------------------              -------------------------------
Captain Bruce Perkins                       James I. Muroski
Chairman Executive Council                  V.P. - Maintenance and Operations

/s/ Christopher Sovich                      /s/ Alex Osleger
------------------------------              -------------------------------
Captain Christopher Sovich                  Alex Osleger
Negotiating Committee Member                Director of Operations

/s/ Michael Melody
------------------------------
Captain Michael Melody
Negotiating Committee Member

/s/ Larry Cutler
------------------------------
First Officer Larry Cutler
Negotiating Committee Member

                              LETTER OF AGREEMENT 6

                                                            November 17, 1998

Mr. James L. Muroski
Vice President Operations
Chautauqua Airlines
Box 160
2500 S. High School Road
Indianapolis, Indiana 46241

Dear Jim,

I am writing to confirm our agreement reached during negotiations.

We agreed that the available vacation weeks posted for the annual bid would be distributed as evenly as possible. For purposes of determining available weeks each five (5) days of accrued vacation as of November 30 shall be considered a week i.e. four hundred (400) days accrued shall be considered a total of eighty
(80) weeks.

For example:

      1. If one hundred and four (104) weeks were available for bid and no periods were restricted in accordance with Section 8 (B)(5), two (2) slots would be awarded in each of the available fifty-two (52) weeks of the year.

      2. If one hundred twenty-four (124) weeks were available for bid, and no periods were restricted in accordance with Section 8(B)(5), one hundred and four weeks would be awarded as follows: two (2) weeks would be awarded in each of the available fifty-two (52) weeks, and the remaining twenty (20) weeks would be awarded in seniority preference order as a third slot from among all fifty-two (52) weeks.

      3. If twenty (20) weeks were available and no periods were restricted in accordance with Section 8(B)(5), twenty weeks would be awarded at one slot per week among the fifty-two (52) weeks.

If this properly reflects your understanding, please sign below.

                                               Hank V. Ward


                                               Teamsters Business Representative
                                               Local 747

/s/ James L. Muroski
------------------------
James L. Muroski
Vice President Operations
Chautauqua Airlines, Inc.